Exhibit 4.118

Confidential	Execution Version

Dated 21 March 2019

TOP SHIPS INC. and AMSTERDAM TRADE BANK N.V. and THE NOTE PURCHASERS A PARTY HERETO and ASTARTE INTERNATIONAL INC.

NOTE PURCHASE DEED

Contents
Clause	Page

1	Definitions and interpretation	1
2	Issue of the Notes	2
3	Agreement of the Note Purchasers	3
4	Note Issuance and Use of Proceeds	4
5	Representations and Warranties	4
6	Obligor Covenants	6
7	Conditions Precedent	6
8	Interest and Redemption	11
9	Tax Gross-Up and Indemnities	18
10	Increased Costs	23
11	Other Indemnities	25
12	Mitigation by the Note Purchasers	29
13	Cost and Expenses	29
14	Guarantee and Indemnity	31
15	Events of Default	34
16	Application of Proceeds	35
17	Conduct of Business by the Finance Parties	38
18	Survival of Representations and Obligations	39
19	Assignment and Transfers	39
20	Roles of Agent, Security Agent and Registrar	42
21	Registrar	47
22	Time; Payments	49
23	Notices	50
24	Calculations and Certificates	54
25	Miscellaneous	54
26	Confidential Information	55
27	Governing Law	58
28	Jurisdiction	58

Schedule 9 Ship Information	150
Schedule 10 Payment Mechanics	152

THIS NOTE PURCHASE DEED (this Note Purchase Deed) is dated 21 March 2019 and is made between:
(1)
TOP SHIPS INC., a company incorporated under the laws of the Republic of the Marshall Islands, registered number 3571, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH9696 (the Issuer);

(2)
AMSTERDAM TRADE BANK N.V., a company incorporated in the Netherlands, registered number 33260432 whose address for the purposes of this Note Purchase Deed is World Trade Center, Tower I, Level 6, Strawinskylaan 1939, 1077 XX Amsterdam, The Netherlands, in its capacity as Security Agent (the Security Agent);

(3)
AMSTERDAM TRADE BANK N.V., a company incorporated in the Netherlands, registered number 33260432 whose address for the purposes of this Note Purchase Deed is World Trade Center, Tower I, Level 6, Strawinskylaan 1939, 1077 XX Amsterdam, The Netherlands, in its capacity as Agent (the Agent) and Registrar (the Registrar);

(4)	the institution(s) listed in Schedule 1 (the Note Purchasers) hereto as note purchaser (the Note Purchaser); and
(5)
ASTARTE INTERNATIONAL INC., a company incorporated under the laws of the Republic of the Marshall Islands, registered number 89977, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH9696 (the Guarantor).

WHEREAS
(A)	The Issuer has authorised the creation and issue of floating rate notes pursuant to the terms and conditions of this Note Purchase Deed.
(B)	Upon the terms and subject to the conditions of this Note Purchase Deed, the Issuer shall issue, and the Note Purchasers shall purchase the floating rate notes.
IT IS AGREED as follows:
1.	Definitions and interpretation
1.1
Unless otherwise defined in this Note Purchase Deed or the context requires otherwise, words and expressions used in this Note Purchase Deed have the meanings and constructions ascribed to them in Part 1 of Schedule 8 (Definitions and Interpretation).

1.2	Interpretation
This Note Purchase Deed shall be construed in accordance with the principles of construction and interpretation set out in Part 2 of Schedule 8 (Definitions and Interpretation).

1.3	Save as expressly provided herein, any warranties or undertakings provided under this Note Purchase Deed are made to each other party to this Note Purchase Deed.
2.	Issue of the Notes
2.1	Agreement to Issue
Subject to the terms and conditions set out in this Note Purchase Deed, the Issuer agrees to issue to the Note Purchasers an aggregate of US$10,500,000 in principal amount of floating rate notes (the Notes).
2.2	Issue Price
Each Note will be issued to the Note Purchasers in consideration for an amount equal to 100 per cent of the principal amount of such Note as is to be funded on the Closing Date as determined in accordance with clause 4.1(a) (Note Issuance).
2.3	Form of Note
(a)	Each Note shall be issued by the Issuer in registered form without coupons or talons and shall be:
(i)	represented by a Note Certificate executed by, or on behalf of, the Issuer;
(ii)	denominated in US Dollars;
(iii)	dated the Closing Date;
(iv)	payable to the order of the Note Purchasers; and
(v)	transferable in accordance with the provisions of clauses 19.1 (Voluntary Transfers by Note Purchasers) and 19.2 (Transfer Procedure).
to this Note Purchase Deed.
(b)
Entry in the Register of a Note Purchaser as the Note Purchaser of a Note is, in the absence of manifest error, conclusive evidence of its title to and ownership of such Note. Any Note Certificate will be evidence of entitlement only. In the event of any inconsistency between a Note Certificate or other evidence of title and an entry in the Register, the entry in the Register shall always govern. Title to a Note will pass upon registration of the transfer in the Register.

2.4	Constitution of the Notes and authentication of Certificated Notes

(a)
The Issuer hereby constitutes each of the Notes and covenants in favour of the Note Purchasers that it will pay to the Note Purchasers the principal amount of each Note on the Final Maturity Date of such Note and that it will duly perform and comply with the other terms and conditions of the Notes.

(b)
The covenant set forth in sub-clause (a) above shall take effect as a deed poll for the benefit of the Note Purchasers from time to time and shall enure to the benefit of the Note Purchasers who shall be entitled severally to enforce the covenant set forth in sub-clause (a) above.

(c)
The Issuer shall deliver the unauthenticated Certificated Note to or to the order of the Registrar for authentication by an authorised signatory by or on behalf of the Registrar and the Registrar shall authenticate Certificated Notes pursuant to this Note Purchase Deed.

2.5	Lost, stolen and mutilated Certificated Notes
Upon receipt of written notice from each Note Purchaser of any Certificated Note of the loss, theft, destruction or mutilation of such Certificated Note, the Issuer will make and deliver a new Certificated Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Certificated Note.
3.	Agreement of the Note Purchasers
3.1	Subscription and Purchase
Subject to the terms and conditions set out in this Note Purchase Deed, each Note Purchaser agrees to subscribe for and purchase Notes denominated in US Dollars.
3.2	Rights
The rights of each Finance Party under this Note Purchase Deed are separate and independent rights and any debt arising under this Note Purchase Deed to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights.
3.3	Obligations
The obligations (if any) of each Finance Party under this Note Purchase Deed are several. Failure by a Finance Party to perform its obligations (if any) under this Note Purchase Deed does not affect the obligations of any other party hereunder and no Finance Party is responsible for the obligations of any other Finance Party hereunder.

4.	Note Issuance and Use of Proceeds
4.1	Note Issuance
(a)
Subject to the terms and conditions of this Note Purchase Deed, the Issuer shall offer to issue the Notes by delivering to each Note Purchaser, not later than 1:00 p.m. three (3) Business Days prior to the Closing Date, a duly completed Note Issue Notice. The Note Issue Notice shall be irrevocable and shall, among other things:

(i)	specify the principal amount of the Notes denominated in US Dollars, after giving effect to the Note Issue Notice;
(ii)	certify that the applicable conditions in clauses 7.1 (Conditions Precedent to Issue of Notes) and 7.2 (Notice of satisfaction of conditions) have been satisfied; and
(iii)	specify the Closing Date and the Final Maturity Date of the Notes.
4.2	Payment
Subject to the terms of this Note Purchase Deed (in particular but not limited to the satisfaction or waiver of the conditions in clauses 7.1 (Conditions Precedent to Issue of Notes) and 7.2 (Notice of satisfaction of conditions)) each Note Purchaser will pay to the applicable Account an amount equal to the principal amount of the Note in US Dollars as at the Closing Date, in immediately available funds as early as reasonably practicable on the Closing Date.
4.3	Use of Proceeds
The Issuer shall use the proceeds of the Notes only in or towards assisting the Issuer to refinance all amounts owing under the Existing Loan Facility. No Finance Party is bound to monitor or verify the application of any proceeds of Notes issued pursuant to this Note Purchase Deed.
5.	Representations and Warranties
5.1	Representations and Warranties by the Obligors
The Obligors represent and warrant to the Finance Parties on the date of this Note Purchase Deed and the Closing Date, in each case by reference to the facts and circumstances subsisting on such dates on the terms of each of the representations and warranties set out in Schedule 3 (Representations and Warranties of the Obligors).
5.2	Relevance

The Issuer and the Guarantor acknowledge that the representations and warranties set out in clause 5.1 (Representations and Warranties by the Obligors) are being made or will be made, as the case may be, with a view to inducing the Finance Parties to enter into the Transaction Documents to which they are, respectively, a party and undertake the transactions contemplated thereby, and have caused and will cause each Finance Party and to as applicable, enter into the relevant Transaction Documents, and undertake the relevant transactions and to take other actions in relation thereto. Such persons will rely upon such representations and warranties for all such purposes notwithstanding any information in fact possessed or discoverable by or otherwise disclosed to any of them.
5.3	Representations by the Note Purchasers
Each Note Purchaser, severally and not jointly, represents and warrants to the Issuer with respect to only itself that, as of the date hereof and as of the date of issuance of the Notes:
(a)
No Public Sale or Distribution. Such Note Purchaser is acquiring each Note (i) in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the 1933 Act), and Rule 506(b) of Regulation D (Regulation D) as promulgated by the United States Securities and Exchange Commission (the SEC) under the 1933 Act and (ii) for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the 1933 Act; provided, however, by making the representations herein, such Note Purchaser does not agree, or make any representation or warranty, to hold any of the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with or pursuant to a registration statement or an exemption from registration under the 1933 Act. Such Note Purchaser does not presently have any agreement or understanding, directly or indirectly, with any person to distribute any of the Notes in violation of applicable securities laws.

(b)	Accredited Investor Status. Such Note Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.
(c)
Reliance on Exemptions. Such Note Purchaser understands that the Notes are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Issuer is relying in part upon the truth and accuracy of, and such Note Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Note Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Note Purchaser to acquire the Notes.

(d)
Information. Such Note Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Issuer and materials relating to the offer and sale of the Notes that have been requested by such Note Purchaser. Such Note Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Issuer. Neither such inquiries nor any other due diligence investigations conducted by such Note Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Note Purchaser’s right to rely on the Obligors’ representations and warranties contained herein. Such Note Purchaser understands that its investment in the Notes involves a high degree of risk. Such Note Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Notes.

(e)
No Governmental Review. Such Note Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes or the fairness or suitability of the investment in the Notes nor have such authorities passed upon or endorsed the merits of the offering of the Notes.

(f)
No Registration. Such Note Purchaser understands that (i) the Notes have not been and are not being registered under the 1933 Act or any state securities laws, and (ii) neither the Issuer nor any other Person is under any obligation to register the Notes under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

6.	Obligor Covenants
The Obligors covenant with and undertakes to the Finance Parties that, for so long as any of the Notes are outstanding, it will comply with each of the covenants set out in Schedule 4 (Covenants of the Obligors).
7.	Conditions Precedent
7.1	Condition Precedent to Issue of Notes:
The issuance of the Notes under this Note Purchase Deed on the Closing Date and funding by the Note Purchasers is subject to the Agent, or its duly authorised representative, having received all of the documents and evidence listed below in form and substance satisfactory to the Agent:
(a)	Original Obligors’ corporate documents:

(i)	A copy of the Constitutional Documents of each Original Obligor (other than the Charterer).
(ii)
A copy of a resolution of the board of directors of each Original Obligor other than the Charterer (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(A)
approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party (its Relevant Documents) and resolving that it will execute, deliver and perform the Relevant Documents to which it is a party;

(B)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(C)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with its Relevant Documents.
(iii)
If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in sub-clause 7.1(a)(ii) above and conferring authority on that committee.

(iv)	A specimen of the signature of each person authorised by the resolution referred to in sub-clause 7.1(a)(ii) above in relation to its Relevant Documents and related documents.
(v)
A copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Charterer), approving the terms of, and the transactions contemplated by, its Relevant Documents.

(vi)
A copy of a resolution of the board of directors of each corporate shareholder of each Original Obligor (other than the Charterer) approving the terms of the resolution referred to in sub-clause 7.1(a)(v) above.

(vii)
A certificate of the Guarantor (signed by a director) confirming that borrowing or guaranteeing or securing, as appropriate, the Notes would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor (other than the Charterer) to be exceeded.

(viii)	A copy of any power of attorney under which any person is appointed by any Original Obligor (other than the Charterer) to execute any of its Relevant Documents on its behalf.

(ix)
A certificate of an authorised signatory of each relevant Original Obligor (other than the Charterer) certifying that each copy document relating to it is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Note Purchase Deed and that any such resolutions or power of attorney have not been revoked.

(x)	A goodstanding certificate from the Marshall Islands competent authority in respect of the Issuer and the Guarantor (not more than 14 days before the proposed Closing Date).
(b)
Legal opinions: The following legal opinions, each addressed to the Agent, the Security Agent and the Note Purchaser and capable of being relied upon by any persons who become a Note Purchaser pursuant to the transfer by the Note Purchaser of any Notes in accordance with the terms of this Note Purchase Deed:

(i)
A legal opinion of Norton Rose Fulbright LLP addressed to the Security Agent and the Agent on matters of English law, substantially in the form approved by the Agent prior to signing this Note Purchase Deed.

(ii)
A legal opinion of the legal advisers to the Security Agent and the Agent on matters of law in each jurisdiction in which an (A) Obligor is incorporated and (B) Account opened at the relevant time is established, substantially in the form approved by the Agent prior to signing this Note Purchase Deed.

(iii)
A legal opinion of the legal advisers to the Security Agent and the Agent in each jurisdiction (other than England and Wales) in which is or is to be the Flag State of the Collateral Ship, substantially in the form approved by the Agent prior to signing this Note Purchase Deed.

(c)	Other documents and evidence:
(i)
Evidence that any process agent referred to in clause 28.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the date of this Note Purchase Deed, if not an Original Obligor, has accepted its appointment.

(ii)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Issuer accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)	Collateral documents: each Collateral Document (and any notices and acknowledgements thereunder) are duly executed.
(e)	Delivery and registration of Ship: evidence that the relevant Ship:
(i)	is legally and beneficially owned by the Guarantor and registered in the name of the Guarantor through the Registry as a ship under the laws and flag of the Flag State;
(ii)	is classed with the Classification free of all requirements and recommendations of the Classification Society;
(iii)	is insured in the manner required by the Finance Documents;
(iv)	has been delivered, and accepted for service, under its Charter; and
(v)	is free of any other charter commitment which would require approval under the Finance Documents.
(f)	Mortgage registration: evidence that the Mortgage has been registered against the Collateral Ship through the Registry under the laws and flag of the Flag State.
(g)	Insurance: in relation to the Insurances:
(i)	an opinion from insurance consultants appointed by the Agent on such Insurances;
(ii)	evidence that such Insurances have been placed in accordance with paragraph 6 (Insurance) of Schedule 4 (Covenants of the Obligors); and
(iii)	evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.
(h)	ISM and ISPS Code: copies of:
(i)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Collateral Ship for the purposes of that code;
(ii)	the safety management certificate in respect of the Collateral Ship issued in accordance with the ISM Code;
(iii)	the international ship security certificate in respect of the Collateral Ship issued under the ISPS Code; and

(iv)	if so requested by the Agent, any other certificates issued under any applicable code required to be observed by the Collateral Ship or in relation to its operation under any applicable law.
(i)	Deed of Amendment: the Deed of Amendment to the Subordination Deed duly executed by all parties to it.
(j)
Management Agreement: where a manager of the Collateral Ship has been approved in accordance with paragraph 4.9 (Manager) of Schedule 4 (Covenants of the Obligors), a copy, certified by an approved person to be a true and complete copy, of the agreement between the Guarantor and the manager relating to the appointment of the manager.

(k)
Bank Account: evidence that any Account required to be established under paragraph 8 (Bank accounts) of Schedule 4 (Covenants of the Obligors), has been opened and established by the Issuer and the Guarantor, respectively, that any Account Security in respect of each such Account has been executed and delivered by the Issuer and the Guarantor, respectively, and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

(l)
Know your customer information: such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

(m)
Disclosed persons: evidence in form and substance satisfactory to the Agent of who are the persons controlling the Issuer as at the date of this Note Purchase Deed, including written evidence of their identity.

(n)
Post-delivery financing: evidence in form and substance satisfactory to the Agent of the Issuer having agreed with third party financiers committed post-delivery financing for the Eco California Ship and the Eco Marina Del Ray Ship.

(o)
Family Trading Facility: evidence in form and substance satisfactory to the Agent, which shall include a certified true and complete copy of the Family Trading Facility agreement, that under the terms of the Family Trading Facility agreement the Issuer:

(i)	can draw an amount in dollars of not less than $25,000,000 at any time;
(ii)	cannot repay the Family Trading Facility before the Final Maturity Date,

save as otherwise permitted in this Note Purchase Deed (including, for the avoidance of doubt, as set out in paragraph 9.12 (Family Trading Facility) of Schedule 4 (Covenants of the Obligors).
(p)
No Default or Event of Default under Existing Loan Facility: no Default or Event of Default (each as defined in the Existing Loan Facility) under the Existing Loan Facility has occurred and no event exists, or would occur from the issuance of the Notes.

(q)	Representations: all of the representations set out in Schedule 3 (Representations and Warranties of the Obligors) are true.
7.2	Notice of satisfaction of conditions
The Agent shall notify the Note Purchasers and the Issuer promptly after receipt by it of the documents and evidence referred to in clause 7.1 (Conditions Precedent to Issue of Notes) in form and substance satisfactory to it. Other than to the extent that the Note Purchasers notify the Agent in writing to the contrary before the Agent gives any such notification, the Note Purchasers authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
7.3	Waiver
The Finance Parties acting collectively may waive compliance with the whole or any part of this clause 7 (Conditions Precedent).
8.	Interest and Redemption
8.1	Interest
(a)
Interest Payment Date: Each Note bears interest on its Principal Balance from (and including) the Closing Date, payable in arrear in US Dollars on each Interest Payment Date for the relevant Interest Period; provided that the first Interest Payment Date shall be 4 June 2019 for the first Interest Period.

(b)	Interest Periods: Each Interest Period shall have a duration of three months and shall begin on the day immediately following the last day of the immediately preceding Interest Period, provided that:
(i)	the first Interest Period shall begin on the Closing Date and end on 4 June 2019; and
(ii)	no Interest Period shall extend beyond the Final Maturity Date.

(c)
Interest Rate: The rate of interest payable from time to time in respect of the Principal Balance of each Note (the Interest Rate) for each Interest Period is the percentage rate per annum which is aggregate of the applicable:

(i)	Margin; and
(ii)	LIBOR for the relevant Interest Period.
(d)	Determination of Rates of Interest and Interest Amounts: With respect to the Notes, the Agent shall, on each Determination Date, determine and by no later than 11:00 a.m. notify to the Issuer:
(i)	the Interest Rate applicable with respect to the Principal Balance of each Note for the relevant Interest Period;
(ii)	the aggregate amount of interest due on the Principal Balance of each Note for the relevant Interest Period which shall be an amount equal to:
(A)
an amount equal to the product of (1) the Interest Rate applicable to such Principal Balance and (2) the Principal Balance of such Note on the first day of the relevant Interest Period (after giving effect to any Note principal payments made on that date), divided by
(B)	the applicable Day Count Convention (the Interest Amount).
The resulting figure shall be rounded up to the nearest US Dollar; and
(iii)
any fees payable to each Note Purchaser (including pursuant to clause 8.2(k) (Termination Fee) below) or otherwise payable to Amsterdam Trade Bank N.V. in any other capacity under the Finance Documents.

(e)	Default Interest
(i)
If an Obligor fails to pay any amount payable by it under a Finance Document to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 8.1(e)(iii) below, is 2 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Note for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(ii)	Any interest accruing under this clause 8.1(e) shall be immediately payable by the Obligor on demand by the Agent.
(iii)	If any overdue amount consists of all or part of a Note which became due on a day which was not the last day of an Interest Period relating to that Note:
(A)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Note; and
(B)
the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(iv)
Default interest payable under this clause 8.1(e) (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(f)	Changes to the calculation of interest
(i)
Unavailability of Screen Rate: If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period. If no Screen Rate is available for LIBOR for (A) dollars or (B) the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate, there shall be no LIBOR for that Interest Period and sub-clause 8.1(f)(iii) shall apply for that interest period.

(ii)
Market disruption: If before close of business in London on the Determination Date for an Interest Period the Agent receives notifications from a Note Purchaser that the cost to it of funding its participation in that Note from whatever source it may reasonably select would be in excess of LIBOR then sub-clause 8.1(f)(iii) shall apply to that Note for the relevant Interest Period.

(iii)	Cost of funds:
(A)	If this sub-clause 8.1(f)(iii) applies, the Interest Rate on the Note for the Interest Period shall be the percentage rate per annum which is the sum of:
(1)	the Margin; and
(2)
the rate notified to the Agent by that Note Purchaser as soon as practicable and in any event within ten Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business

Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Note Purchaser of funding its participation in that Note from whatever source it may reasonably select.
(B)
If this sub-clause 8.1(f)(iii) applies and the Agent or the Issuer so require, the Agent and the Issuer shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the Interest Rate.

(C)	Any alternative basis agreed pursuant to sub-clause 8.1(f)(iii)(A)(2) above shall, with the prior written consent of all of the Note Purchasers and the Issuer, be binding on the Parties.
(D)
If this sub-clause 8.1(f)(iii) applies pursuant to sub-clause 8.1(f)(ii) above, and: (A) a Note Purchaser’s Funding Rate is less than LIBOR; or (B) a Note Purchaser does not supply a quotation by the time specified in sub-clause 8.1(f)(iii)(B) above, the cost to that Note Purchaser of funding its participation in the Notes for that Interest Period shall be deemed, for the purposes of sub-clause 8.1(f)(iii)(A)(1) above, to be LIBOR.

(iv)
Notification to the Issuer: if sub-clause 8.1(f)(iii) above applies, the Agent shall, as soon as is practicable, notify the Issuer and provide to the Issuer evidence of the cost in relation to a Note Purchaser of funding its participation in the Notes for the purpose of determining the Interest Rate under sub-clause 8.1(f)(iii)(D) (such evidence to not be contested by the Issuer).

(v)	Break Costs:
(A)
The Issuer shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Note being paid by the Issuer on a day other than the last day of an Interest Period for such Note.

(B)
Each Note Purchaser shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

8.2	Redemption

(a)
Final Redemption: Unless previously redeemed in full and cancelled, each Note will be redeemed at its Principal Balance, together with interest accrued thereon, on its Final Maturity Date, subject as provided in this clause 8.2 (Redemption).

The Issuer may not redeem the Notes in whole or in part prior to that date except as provided in this clause 8.2 (Redemption).
(b)	Mandatory Redemption: if after the date of this Note Purchase Deed, the Issuer:
(i)
raises equity capital from its shareholders (other than by means of converting any then current Financial Indebtedness, excluding any Notes issued pursuant to this Note Purchase Deed, into common shares in the Issuer or preferred shares in the Issuer not paying any cash dividend) or otherwise, it shall make a prepayment of the Notes in an aggregate amount in dollars equal to the lesser of (A) the Principal Balance outstanding of the Notes at the time and (B) the higher of (I) 25 per cent of the equity capital so raised and (II) the amount by which the Family Trading Facility is reduced by the proceeds of any such equity capital so raised; or

(ii)
incurs any Financial Indebtedness (other than (A) from its shareholders, (B) debt finance incurred for the sole purpose of refinancing any existing indebtedness of the Group and secured by means of a mortgage over a Fleet Vessel and (C) debt finance incurred for the purposes of paragraph 9.13 (Capital Expenditures) of Schedule 4 (Covenants of the Obligors), it shall make a prepayment of the Notes in an aggregate amount equal to the lesser of (I) the Principal Balance of the Notes outstanding at the time and (II) the Financial Indebtedness so incurred.

Each such prepayment shall be made rateably among the Note Purchasers. Any redemption under this clause 8.2(b) (Mandatory Redemption) shall reduce the Principal Balance outstanding of the Notes rateably. Where such prepayment is pursuant to clause 8.2(b)(i) above, the Issuer shall make a written offer to the Note Purchasers to apply the redemption monies in respect of the relevant Notes in subscription or purchase of further equity capital on the same terms as the offer to shareholders. The Note Purchasers shall notify the Issuer in writing within 5 Business Days of receipt of the terms of the offer as to whether they wish to accept in whole or in part.
(c)	Optional Redemption for tax gross-up or increased costs: If:
(i)	any sum payable for any Note Purchaser by an Obligor is required to be increased under clause 9.2 (Tax gross-up); or
(ii)	any Note Purchaser claims indemnification from the Issuer under clause 9.3 (Tax indemnity) or clause 10 (Increased Costs),

the Issuer may, on the first Interest Payment Date to occur at least 30 days after the date on which the Agent confirms to the Issuer that they are satisfied that such event has occurred, redeem all, but not some only, of the Notes at their Principal Balance together with interest and other amounts (if any) accrued to the date fixed for redemption (which must be an Interest Payment Date); provided that:
(A)	the Issuer has given not more than 30 nor less than 20 days’ notice to the Registrar, the Agent and the Note Purchaser(s); and
(B)
the Issuer has delivered to the Agent prior to the giving of the notice referred to it sub-clause 8.2(c)(i) a certificate signed by two directors of the Issuer to the effect that it will have sufficient funds, not subject to the interest of any other person, available to pay the Principal Balance of all the Notes together with interest and other amounts accrued to the date fixed for redemption and to discharge any amounts required under the Pre-Enforcement Payment Mechanics to be paid in priority to, or pari passu with, the Notes on the date fixed for redemption.

(d)
Optional Redemption in Full: The Issuer may redeem all, but not some only, of the Notes at their Principal Balance together with interest and other amounts (if any) accrued to the date fixed for redemption (which must be an Interest Payment Date); provided that:

(i)	the Issuer has given not more than 30 nor less than 20 days’ notice to the Registrar, the Agent and the Note Purchaser(s);
(ii)
the Issuer has delivered to the Agent prior to the giving of the notice referred to it sub-clause 8.2(d)(i) a certificate signed by two directors of the Issuer to the effect that it will have sufficient funds, not subject to the interest of any other person, available to pay the Principal Balance of all the Notes together with interest and other amounts if any, accrued to the date fixed for redemption and to discharge any amounts required under the Pre-Enforcement Payment Mechanics to be paid in priority to, or pari passu with, the Notes on the date fixed for redemption.

(e)	Optional Redemption in Part: The Issuer may prepay the Principal Balance of the Notes in part on any Interest Payment Date; provided that:
(i)	the Principal Balance after giving effect to such redemption is at least $500,000 and in multiples of $500,000;
(ii)	the Issuer notifies the Agent of the principal amount of such prepayment by no later than two (2) Business Days prior to the relevant Interest Payment Date; and

(iii)
the Issuer has delivered to the Agent prior to the giving of the notice referred to it sub-clause 8.2(e)(i) a certificate to the effect that the Issuer will have sufficient funds, not subject to the interest of any other person, available to pay the Principal Balance of such prepayment together with interest and other amounts, if any, accrued to the date fixed for redemption and to discharge any amounts required under the Pre-Enforcement Payment Mechanics to be paid in priority to, or pari passu with, such prepayment on the date fixed for redemption.

Each such notice shall (x) specify the aggregate amount and currency of the prepayment to be made and (y) specify the Interest Payment Date on which the Issuer will make such prepayment. Each such prepayment shall be made rateably among the Note Purchasers. Any redemption under this clause 8.2(e) (Optional Redemption in Part) shall reduce the Principal Balance outstanding of the Notes rateably.
(f)
Redemption due to Illegality: If, in any applicable jurisdiction, it becomes unlawful for a Note Purchaser to perform any of its obligations as contemplated by this Note Purchase Deed or to hold the Notes or it becomes unlawful for any Affiliate of a Note Purchaser for that Note Purchaser to do so:

(i)	that Note Purchaser shall promptly notify the Agent upon becoming aware of that event;
(ii)
upon the Agent notifying the Issuer, the Issuer shall repay the Principal Balance of that Note Purchaser’s Notes on the last day of the Interest Period occurring after the Agent has notified the Issuer or, if earlier, the date specified by the relevant Note Purchaser in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

(g)	Note principal payments and Principal Balance: On each Determination Date, the Agent shall:
(i)	determine the Principal Balance of each Note after giving effect to any Note principal payment to be made on the Interest Payment Date immediately following such Determination Date; and
(ii)
cause each determination of the Principal Balance and, if any, the amount of any Note principal payment (if any) for the Notes due on the Interest Payment Date immediately following such Determination Date to be notified to the Issuer.

(h)
Notice of Redemption: A notice of redemption under this clause 8.2 (Redemption) shall be irrevocable and the Issuer shall be bound to redeem the Notes on the relevant redemption date in accordance with such notice.

(i)	Cancellation: All Notes redeemed in full pursuant to this clause 8.2 (Redemption) will be cancelled upon redemption and may not be resold or re-issued.
(j)
Related Payments: Each prepayment of all or a portion of the Principal Balance (whether optional or mandatory) must be accompanied by a payment of any accrued and unpaid Interest Amount on the amount prepaid, and any other amounts due hereunder in respect of such prepayment or otherwise due at such time.

(k)
Termination Fee: In the event that the Notes are redeemed pursuant to clauses 8.2(d) (Optional Redemption in Full) or 8.2(e) (Optional Redemption in Part) on a date prior to the date which is six (6) months following the date of this Note Purchase Deed, the Issuer shall pay to Amsterdam Trade Bank N.V. a termination fee in an amount of $52,500 on such redemption date.

9.	Tax Gross-Up and Indemnities
9.1	Definitions
In this Note Purchase Deed:
Protected Party means a Finance Party or, in relation to clause 11.3 (Indemnity concerning security) and clause 11.6 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 11.3 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.
Unless a contrary indication appears, in this clause 9 (Tax Gross-Up and Indemnities) a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
9.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)
The Issuer shall, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Note Purchaser shall notify the Agent on becoming so aware in respect of a payment payable to that Note Purchaser. If the Agent receives such notification from a Note Purchaser it shall notify the Issuer and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)
Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

9.3	Tax indemnity
(a)
Each Obligor who is a Party shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Clause 9.3(a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 9.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.

(c)
A Protected Party making, or intending to make a claim under clause 9.3(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Issuer.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 9.3 (Tax indemnity), notify the Agent.
9.4	Indemnities on after Tax basis
(a)
If and to the extent that any sum payable to any Protected Party by the Issuer under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Issuer shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)
If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Issuer to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Issuer shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)
For the purposes of clauses 9.4(a) and 9.4(b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party’s profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

9.5
Stamp taxes: The Issuer shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

9.6	Value added tax
(a)
All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 9.6(b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).
(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-clause 9.6(b)(i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this clause 9.6 (Value added tax) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term representative member to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
9.7	FATCA information
(a)	Subject to clause 9.7(c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is (A) a FATCA Exempt Party; or (B) not a FATCA Exempt Party;
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to sub-clause 9.7(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Sub-clause 9.7(a)(i) above shall not oblige any Finance Party to do anything, and sub-clause 9.7(a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-clauses 9.7(a)(i) or 9.7(a)(ii) above (including, for the avoidance of doubt, where sub-clause 9.7(c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)
If the Issuer is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Note Purchaser shall, within ten Business Days of:

(i)	where the Issuer is a US Tax Obligor and the Note Purchaser is the Original Note Purchaser, the date of this Note Purchase Deed;
(ii)	where the Issuer is a US Tax Obligor on a date on which any other Note Purchaser becomes a Party as a Note Purchaser, that date; or
(iii)	where the Issuer is not a US Tax Obligor, the date of a request from the Agent, supply to the Agent:
(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Note Purchaser under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Note Purchaser pursuant to clause 9.7(e) above to the Issuer.
(g)
If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Note Purchaser pursuant to clause 9.7(e) above is or becomes materially inaccurate or incomplete, that Note Purchaser shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the relevant Note Purchaser to do so (in which case the relevant Note Purchaser shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Issuer.

(h)
The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Note Purchaser pursuant to clauses 9.7(e) or 9.7(g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with clauses 9.7(e), 9.7(f) or 9.7(g) above.

10.	Increased Costs
10.1	Increased costs

(a)
Subject to clause 10.3 (Exceptions), the Issuer shall, within five (5) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)
arises as a result of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (B) compliance with any law or regulation made after the date of this Note Purchase Deed; and/or

(ii)	is a Basel III Increased Cost; and/or
(iii)	is a Reformed Basel III Increased Cost.
(b)	In this Note Purchase Deed, Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
10.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to clause 10.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Issuer.

(b)
Each Finance Party shall, as soon as practicable after a demand by the Agent and/or the Issuer through the Agent, provide a certificate confirming the amount of its Increased Costs and the basis of calculation of such amount.

10.3	Exceptions
(a)	Clause 10.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)
compensated for by clause 9.3 (Tax indemnity) (or would have been compensated for under clause 9.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 9.3(b) (Tax indemnity) applied);

(iv)	compensated for by the payment to a Note Purchaser under clause 11.9 (Mandatory Cost); and
(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In clause 10.3(a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 9.1 (Definitions).
11.	Other Indemnities
11.1	Other Indemnities
The Issuer shall, within five Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default; or
(b)	a Note (or part of a Note) not being prepaid in accordance with a notice of prepayment given by the Issuer.
11.2	Indemnity to the Agent and the Security Agent
The Issuer shall promptly indemnify the Agent and the Security Agent against:
(a)	any and all Losses (together with any applicable VAT) incurred by the Agent or the Security Agent (acting reasonably) as a result of:
(i)	investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(iv)
any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor’s obligations under the Finance Documents, and

(b)
any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct).

11.3	Indemnity concerning security
(a)	The Issuer shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:
(i)	any failure by the Issuer to comply with its obligations under clause 13 (Costs and Expenses) or any similar provision in any other Finance Document;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	the taking, holding, protection or enforcement of the Transaction Security;
(iv)
the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful misconduct);

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)
any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

(vii)	instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents; or
(viii)
(in the case of the Security Agent and/or any other Finance Party, any Receiver and any Delegate) acting as Security Agent and/or as holder of any of the Transaction Security, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s and/or other Finance Party’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).
(b)
The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 11.3 (Indemnity concerning security) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

11.4	Continuation of indemnities
The indemnities by the Issuer in favour of any Indemnified Persons contained in this Note Purchase Deed shall continue in full force and effect notwithstanding any breach by any Finance Party or the Issuer of the terms of this Note Purchase Deed, the repayment or prepayment of the Notes or the repudiation by any Finance Party or the Issuer of this Note Purchase Deed.
11.5	Third Parties Act
(a)
Each Indemnified Person may rely on the terms of clause 11.3 (Indemnity concerning security) and clauses 9 (Tax Gross-Up and Indemnities) and 11.6 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 11.3 (Indemnity concerning security), subject to paragraph 4 of Schedule 8 (Definitions and Interpretation) and the provisions of the Third Parties Act.

(b)	Where an Indemnified Person (other than a Finance Party) (the Relevant Beneficiary) who is:
(i)	appointed by a Finance Party under the Finance Documents;
(ii)	an Affiliate of any such person or that Finance Party; or
(iii)	an officer, director, employee, adviser, representative or agent of any of the above persons or that Finance Party, is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in clause 11.5(a) above:
(A)	the Issuer shall, at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary, pay to that Finance Party a sum in the amount of that Third Party Claim;

(B)	payment of such sum to that Finance Party shall, to the extent of that payment, satisfy the corresponding obligations of the Issuer to pay the Third Party Claim to the Relevant Beneficiary; and
(C)
if the Issuer pays the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Issuer to that Finance Party under sub-clause 11.5(b)(iii)(A) above.

11.6	Interest
Moneys becoming due by the Issuer to any Indemnified Person under the indemnities contained in this clause 11 (Other Indemnities) or elsewhere in this Note Purchase Deed shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Issuer to such Indemnified Person (both before and after judgment) at the rate referred to in clause 8.1(e) (Default Interest).
11.7	Exclusion of liability
Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 11.7 (Exclusion of liability) subject to paragraph 4 of Schedule 8 (Definitions and Interpretation) and the provisions of the Third Parties Act.
11.8	Sanctions
(a)
Each Obligor shall, within five Business Days of demand by a Finance Party, indemnify such Finance Party against any cost, loss or liability incurred by it as a result of any civil penalty or fine against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with the defence thereof by, the Agent or the relevant Finance Party as a result of conduct of any Obligor or any of its partners, directors, officers, employees, agents or advisors, that violates any applicable Sanctions.

(b)	The indemnity in clause 11.8(a) shall cover any Losses incurred by each Finance Party in any jurisdiction arising or asserted under or in connection with any law relating to any applicable Sanctions.
11.9	Mandatory Cost

The Issuer shall, within five Business Days of demand by the Agent, pay to the Agent for the account of the relevant Note Purchaser, such amount which such Note Purchaser certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:
(a)
in the case of a Note Purchaser lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)
in the case of any Note Purchaser lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which is, in each case, referable to that Note Purchaser’s holding of the Note.
12.	Mitigation by the Note Purchasers
12.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Issuer, take all reasonable steps to mitigate any circumstances which arise or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of, clause 9 (Tax Gross-Up and Indemnities), clause 10 (Increased Costs) or clause 11.9 (Mandatory Cost) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 12.1(a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
12.2	Limitation of liability
(a)	The Issuer shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 12.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under clause 12.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
13.	Cost and Expenses
13.1	Transaction expenses

The Issuer shall, promptly on demand, pay the Agent and the Security Agent the amount of all reasonable and documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, registration and perfection and any release, discharge or reassignment of:
(a)	this Note Purchase Deed and any other documents referred to in this Note Purchase Deed and the Security Documents;
(b)	any other Finance Documents executed or proposed to be executed after the date of this Note Purchase Deed; or
(c)	any Security Interest expressed or intended to be granted by a Finance Document.
13.2	Amendment costs
If an Obligor requests an amendment, waiver or consent, the Issuer shall, within five days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable and documented costs and expenses (including all reasonable and documented fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) reasonably incurred by the Agent and the Security Agent (and in the case of the Security Agent by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.
13.3	Enforcement, preservation and other costs
The Issuer shall, on demand by a Finance Party, pay to each Finance Party the amount of all documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party in connection with:
(a)
the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights; or

(b)	any inspection carried out under paragraph 5.9 (Inspection and notice of dry-docking) of Schedule 4 (Covenants of the Obligors), or any survey carried out under paragraph 5.17

(Survey report) of Schedule 4 (Covenants of the Obligors) at the times provided under each such paragraph that the relevant costs must be borne by the Issuer.
14.	Guarantee and Indemnity
14.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:
(a)
guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;

(b)
undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor (other than the Charterer) does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of another Obligor (other than the Charterer) not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount the Guarantor would have had to pay under this clause 14.1 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

14.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor (other than the Charterer) under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
14.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this clause 14 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

14.4	Waiver of defences
The obligations of the Guarantor under this clause 14 (Guarantee and Indemnity) will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause 14 (Guarantee and Indemnity), would reduce, release or prejudice any of its obligations under this clause 14 (Guarantee and Indemnity) including (without limitation):
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
14.5	Guarantor’s intent
Without prejudice to the generality of clause 14.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.
14.6	Immediate recourse
The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this clause 14 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
14.7	Appropriations
Until all amounts which may be or become payable by the Obligors (other than the Charterer) under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this clause 14 (Guarantee and Indemnity).
14.8	Deferral of Guarantor’s rights
(a)
Until all amounts which may be or become payable by the Obligors (other than the Charterer) under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 14 (Guarantee and Indemnity):

(i)	to be indemnified by another Obligor;
(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this clause 14 (Guarantee and Indemnity);

(v)	to exercise any right of set-off against any other Obligor; and/or

(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
(b)
If the Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with the Payment Mechanics. This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

14.9	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
15.	Events of Default
15.1	Determination of Event of Default; Acceleration and Security Enforcement
(a)
At any time after the occurrence of an Event of Default, the Note Purchasers may, in their absolute discretion give a notice (a Note Acceleration Notice) to the Issuer (with a copy to the Security Agent) declaring all the Notes to be due and repayable and in addition may give notice to the Security Agent directing it to enforce the Security in accordance with clause 15.2 (Enforcement).

(b)
Upon delivery of a Note Acceleration Notice, the Principal Balance of the Notes together with accrued interest up to (but excluding) the date on which all principal and interest are paid in full and all other Secured Obligations payable to any and all of the Finance Parties shall immediately become due and repayable.

15.2	Enforcement
At any time after a Note Acceleration Notice has been given to the Issuer (or the Principal Balance of the Notes has otherwise become immediately due and payable pursuant to clause 15.1 (Determination of Event of Default; Acceleration and Security Enforcement)), the Note Purchasers shall have the right, subject to the terms of the Security Documents, to instruct the Security Agent to take enforcement steps in relation to the Security and the Note Purchasers shall provide the Security Agent with all notices and demands in relation to the Notes in accordance with the Security Documents.
15.3	Enforcement Instructions
(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by Note Purchaser.

(b)
Subject to the Transaction Security having become enforceable in accordance with its terms, the Note Purchasers may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this clause 15.3 (Enforcement Instructions).
15.4	Manner of enforcement
If the Transaction Security is being enforced pursuant to clause 15.3 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner as the Note Purchasers shall instructor, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.
15.5	Waiver of rights
To the extent permitted under applicable law and subject to clause 15.3 (Enforcement Instructions), clause 15.4 (Manner of enforcement) and clause 16 (Application of Proceeds), each of the Finance Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.
15.6	Non-petition
The payment of all amounts expressed to be payable by the Issuer under and in respect of this Certificated Note is subject to certain limitations set out in the Transaction Documents. Each Note Purchaser shall be deemed to have notice of and be bound by all such limitations.
In particular, but without limitation, only the Security Agent may pursue the remedies available under the general law or under the Security Documents or any other Transaction Document to enforce Security Interests and no Note Purchaser shall be entitled to begin any insolvency proceedings directly against the Issuer to enforce Security Interests.

16.	Application of Proceeds
16.1	Order of application
All Recoveries shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 16 (Application of Proceeds)), in accordance with the Post-Enforcement Payment Mechanics.

16.2	Investment of cash proceeds
Prior to the application of any Recoveries in accordance with clause 16.1 (Order of application) the Security Agent may, in its discretion, hold:
(a)	all or part of any Recoveries which are in the form of cash; and
(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash, in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this clause 16 (Application of Proceeds).
16.3	Currency conversion
(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:
(i)	convert any moneys received or recovered by the Security Agent from one currency to another; and
(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another, in each case at the Security Agent’s spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am (London time) on a particular day.
(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied:
(i)	in the case of sub-clause 16.3(a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and
(ii)	in the case of sub-clause 16.3(a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that sub-clause.
16.4	Permitted Deductions
The Security Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required (pursuant to advice received by its advisers

(if any appointed at the time)) by any law or regulation to make from any distribution or payment made by it under this Note Purchase Deed, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Note Purchase Deed).
16.5	Good discharge
(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties.
(b)	Any distribution or payment made as described in clause 16.5(a) above shall be a good discharge, to the extent of that payment or distribution, by the Security Agent to the extent of that payment.
(c)
The Security Agent is under no obligation to make the payments to the Agent under clause 16.5(a) above in the same currency as that in which the Secured Liabilities owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

16.6	Calculation of amounts
For the purpose of calculating any person’s share of any amount payable to or by it, the Security Agent shall be entitled to:
(a)
notionally convert the Secured Liabilities owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured Liabilities owed to that person at the time at which that calculation is to be made; and

(b)
assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Liabilities in accordance with the terms of the Finance Documents under which those Secured Liabilities have arisen.

16.7	Release to facilitate enforcement and realisation
(a)
Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged Property, it may be desirable that certain rights or claims against an Obligor and/or under certain of the Transaction Security, be released.

(b)
Each other Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.

(c)
Where the relevant enforcement is by way of disposal of shares in the Issuer, the requisite release may include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against the Issuer and of all Security Interests over the assets of the Issuer.

16.8	Dealings with the Security Agent
Each Finance Party shall deal with the Security Agent exclusively through the Agent.
16.9	Disclosure between Finance Parties and Security Agent
Notwithstanding any agreement to the contrary, each of the Obligors consents, as long as the Notes remain outstanding, to the disclosure by any Finance Party to each other (whether or not through the Agent or the Security Agent) of such information concerning the Obligors as any Finance Party shall see fit.
16.10	Notification of prescribed events
(a)	If an Event of Default or Default either occurs or ceases to be continuing, the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.
(b)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Finance Party of that action.
(c)
If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Finance Party of that action.

17.	Conduct of Business by the Finance Parties
17.1	Finance Parties tax affairs
No provision of this Note Purchase Deed:
(a)	interferes with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	obliges any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	obliges any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
18.	Survival of Representations and Obligations
The respective representations, warranties, agreements, undertakings and indemnities in this Note Purchase Deed shall continue in full force and effect notwithstanding completion of the arrangements for the purchase and issue of the Notes or any investigation made by or on behalf of any Finance Party or any of their respective controlling persons or any of their respective representatives, directors, officers, agents or employees or any of them and shall survive delivery of and payment for the Notes and/or termination or cancellation of this Note Purchase Deed.
19.	Assignment and Transfers
19.1	Voluntary Transfers by Note Purchasers
(a)
Each party hereto hereby agrees and consents that a Note Purchaser may transfer by novation any or all of its rights under, interest in, title to and obligations (if any) under this Note Purchase Deed and the Notes (such Note Purchaser being the Note Transferor) to any of the following persons (the Note Transferee):

(i)	any Affiliate of such Note Purchaser or of any Finance Party, or any Finance Party; and
(ii)	any bank or financial institution.
Any such transfer shall only be effective if the procedures set out in clause 19.2 (Transfer Procedure) are complied with.
(b)	Any Note Transferee shall be deemed to have irrevocably appointed the Registrar to act in accordance with clause 21.1 (Register of Notes).
(c)	Each Note Purchaser shall notify the Issuer of the name of each Note Transferee that will fund its purchase.
(d)	Neither a Note Transferor nor any other Finance Party is responsible to a Note Transferee for:
(i)	the execution, genuineness, validity, enforceability or sufficiency of any Transaction Documents or any other document;

(ii)	the collectability of amounts payable under any Transaction Documents or the financial condition of or the performance of its obligations under Transaction Documents by any Obligor; or
(iii)	the accuracy of any statements or information (whether written or oral) made in or in connection with or supplied in connection with any Transaction Documents.
(e)	Each Note Transferee confirms to the Note Transferor and the other Finance Parties that it:
(i)
has made its own independent investigation and assessment of the financial condition and affairs of the Issuer and the Guarantor and their related entities in connection with its participation in this Note Purchase Deed and has not relied on any information provided to it by the Note Transferor or any other Finance Party in connection with any Transaction Documents;

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Issuer and the Guarantor and their related entities.
(f)	Nothing in any Transaction Documents obliges a Note Transferor to:
(i)	accept a re-transfer from a Note Transferee of any rights and obligations novated in accordance with this clause 19.1 (Voluntary Transfers by Note Purchasers); or
(ii)	support any losses incurred by the Note Transferee by reason of the nonperformance by the Issuer or the Guarantor of their respective obligations under any Transaction Documents or otherwise.
(g)	A Note Purchaser may only transfer its rights hereunder and under the Notes by novation pursuant to this clause 19.1 (Voluntary Transfers by Note Purchasers) and clause 19.2 (Transfer Procedure).
(h)
All costs and expenses in connection with a transfer pursuant to this clause 19.1 (Voluntary Transfers by Note Purchasers) shall be solely those of the Note Transferor and/or the Note Transferee and the Issuer shall not have any obligations to any person for any such costs and expenses.

(i)
The Issuer and the Guarantor each agrees that in no event shall any of them provide any Note Transferee, directly or indirectly, any benefit, agreement or arrangement that would be more favourable than the benefits, agreements and arrangements applicable to the existing Note Purchaser under the Transaction Documents.

19.2	Transfer Procedure:

(a)	A novation is effected if:
(i)
the Note Transferor and the Note Transferee deliver to the Registrar, with a copy to the Issuer and the Guarantor, a transfer notice (in the form of Appendix A to Schedule 5 (Form of Deed of Accession)) attached hereto executed by the Note Transferor and the Note Transferee and a duly executed deed of accession in the form attached hereto as Schedule 5 (Form of Deed of Accession) (a Deed of Accession); and

(ii)	the Registrar executes the Deed of Accession.
(b)	To the extent that they are expressed to be the subject of the novation in the Deed of Accession:
(i)
the Issuer and the Note Transferor will be released from further obligations to each other under the Notes and the Transaction Documents and their respective rights against one another under the Transaction Documents shall be cancelled (the Discharged Rights and Obligations);

(ii)
the Issuer and the Note Transferee will assume obligations towards each other and/or acquire rights against one another under the Notes and the Transaction Documents which differ from the Discharged Rights and Obligations only insofar as the Issuer and the Note Transferee have assumed and/or acquired the same in place of the Issuer and the Note Transferor;

(iii)
each Finance Party and the Issuer, and the Note Transferee shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Note Transferee been an original Note Purchaser with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent each Finance Party and the Issuer and the Note Transferor shall each be released from further obligations to each other under the Transaction Documents; and

(iv)	the Note Transferor shall, if it holds Certificated Notes, deliver its relevant Note Certificates to the Registrar and the Registrar shall:
(A)
if the Note Transferor is transferring in whole the Principal Balance of its Notes, cancel any relevant Note Certificates and shall issue new Note Certificates to the Note Transferee in a maximum amount equal to the maximum Principal Balance of such cancelled Note Certificates and the Registrar shall record such transfer and (if applicable) issue on the Register (on the date of execution by it of the Deed of Accession); or

(B)
if the Transferor is transferring part only of the Principal Balance (such part of the Principal Balance which is being transferred the Transferred Amount) of its Notes, record the new and reduced Principal Balance on the Register and (if applicable) the Note Transferor’s relevant Note Certificates and shall (if applicable) issue new Note Certificates to the Note Transferee in a maximum amount equal to the Transferred Amount and the Registrar shall record a transfer of Notes with a Principal Balance equal to the Transferred Amount and (if applicable) such issue on the Register (on the date of execution by it of the Deed of Accession); and

(C)	deliver an acknowledgments and confirmation of transfer letter (in the form of Appendix B to Schedule 5 (Form of Deed of Accession)) to the Note Transferor and Note Transferee,
and the transfer shall be effective on the later of the date of execution by the Registrar of the Deed of Accession or, if later, the date specified in the Deed of Accession.
19.3	Assignments and Transfer by the Issuer
The Issuer may not assign, novate, sub-participate or otherwise transfer any of its rights or obligations hereunder.
19.4	Registrar and Deed of Accession
Upon receipt of a duly completed and executed Deed of Accession which appears on the face of it to comply with the terms of this Note Purchase Deed, the Registrar will execute such Deed of Accession, and notify the Issuer in writing of the accession of the relevant persons(s) to this Note Purchase Deed.
19.5	Interpretation Following a Transfer
Following a transfer which is effected in accordance with this Note Purchase Deed, references in this Note Purchase Deed to a Note Purchaser shall be to the relevant Note Transferee, as appropriate.
20.	Roles of Agent, Security Agent and Registrar
20.1	Appointment of the Agent, Security Agent and Registrar
(a)	Each other Finance Party (other than the Security Agent) appoints:
(i)	the Agent to act as its agent under and in connection with the Finance Documents; and

(ii)	the Security Agent to act as its agent and as trustee under the Security Documents.
(b)	The Issuer appoints the Registrar to act as its agent under and in connection with this Note Purchase Deed.
20.2	Security Agent as trustee
The Security Agent declares that it holds the Security Property on trust for itself and the other Finance Parties on the terms contained in this Note Purchase Deed.
20.3	Authorisation of the Agent, Registrar and Security Agent
Each of the Finance Parties authorises the Agent, the Registrar and the Security Agent:
(a)
to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent, the Registrar or (as the case may be) the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Note Purchasers for execution by it.
20.4	Duties of the Agent and the Security Agent
(a)	The Agent’s, the Registrar’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	The Agent, the Registrar or (as the case may be) the Security Agent shall promptly:
(i)	(in the case of the Security Agent) forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and
(ii)	forward to a Party the original or a copy of any document which is delivered to the Agent or (as the case may be) the Security Agent for that Party by any other Party.
(c)
Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Agent, the Registrar or the Security Agent receives notice from a Party referring to this Note Purchase Deed, describing an Event of Default and stating that the circumstance described is an Event of Default, it shall promptly notify the other Finance Parties.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Registrar or the Security Agent for their own account) under this Note Purchase Deed, it shall promptly notify the other Finance Parties.

(f)
The Agent, the Registrar and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

20.5	No duty to account
None of the Agent, the Security Agent or the Registrar shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.
20.6	No duty to monitor
Neither the Agent, the Registrar nor the Security Agent shall be bound to enquire:
(a)	whether or not any Event of Default has occurred;
(b)	as to the performance, default or any breach by any Party or any Obligor of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
20.7	Exclusion of liability
(a)
Without limiting clause 20.7(b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Registrar, the Security Agent, any Receiver or Delegate), none of the Agent, the Registrar, the Security Agent, any Receiver nor any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or
(iv)	without prejudice to the generality of paragraphs sub-clauses (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)
No Party (other than the Agent, the Registrar, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, the Registrar, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Registrar, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Agent, the Registrar, the Security Agent, a Receiver or a Delegate may rely on this clause subject to paragraph 4 of Schedule 8 (Definitions and Interpretation) and the provisions of the Third Parties Act.

(c)
Neither the Agent, the Registrar or the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in any Finance Document shall oblige the Agent, the Security Agent or the Registrar to carry out:
(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party or for any Affiliate of any Finance Party,
on behalf of any other Finance Party and each other Finance Party confirms to the Agent, the Security Agent and the Registrar that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or the Registrar.
(e)
Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Registrar, the Security Agent, any Receiver or any Delegate, any liability of the Agent, the Registrar, the Security Agent, any Receiver or any Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Registrar, the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Registrar, the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Agent, the Registrar, the Security Agent, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

20.8	Indemnity to the Agent and the Security Agent
The Issuer agrees to indemnify and keep indemnified the Agent, the Security Agent, every Receiver and every Delegate, within three (3) Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent’s, Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to paragraph 1(j) (Disruption to Payment Systems etc.) of Schedule 10 (Payment Mechanics), notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).
20.9	Resignation of the Agent, the Registrar or the Security Agent

(a)	The Agent, the Registrar or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Issuer.
(b)
Alternatively the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Issuer, in which case the Note Purchasers may appoint a successor Agent, Registrar or Security Agent.

21.	Registrar
21.1	Register of Notes
(a)	The Registrar, as agent of the Issuer, shall keep an up-to-date register (the Register) in which it shall record:
(i)
an entry in the Register (a Register Entry) for each Note recording the indebtedness of the Issuer to each Note Purchaser (including the Principal Balance and the amounts of principal and interest payable and paid to such Note Purchaser, in each case in the relevant denomination of US Dollars), updated from time to time during the tenor of such Note upon any change in any of the details in respect of such Note required to be included in such Register Entry;

(ii)	the registration of each Certificated Note issued;
(iii)	the registration of transfers of Notes evidenced by a Register Entry; and
(iv)	the cancellation of each redeemed Note.
(b)
Immediately upon receipt by the Issuer of the proceeds of the issuance of a Note, the Registrar shall, on behalf of the Issuer, make a Register Entry in respect of such Note, which Register Entry shall contain the following details in respect of such Note as at the Closing Date:

(i)	the identity of the Note Purchasers;
(ii)	the serial number;
(iii)	the Closing Date;
(iv)	the Final Maturity Date;
(v)	the denomination; and
(vi)	the Principal Balance, in US Dollars.

(c)
The Registrar’s Register Entries of, among other things, the Principal Balance and the date and amount of each payment of principal and interest by the Issuer shall be conclusive evidence thereof absent manifest error; provided that the failure by the Registrar to make any Register Entries in the Register shall not affect the obligations of the Issuer under this Note Purchase Deed or under the Notes.

(d)
The Registrar shall supply each Note Purchaser with a copy of the Register on request. The parties to this Note Purchase Deed may rely, for all purposes, on the Register including, for the purposes of identifying the Note Purchasers from time to time.

21.2	In acting in connection with the Notes, the Registrar:
(a)
shall act solely as agent of the Issuer and shall have no fiduciary duty, obligation or relationship of agency or trust with any of the Note Purchasers and need have no concern for the interests of the Note Purchasers or any other party;

(b)
shall be obliged to perform such duties and only such duties as are specifically set out in this Note Purchase Deed and any duties necessarily incidental to them. No implied duties or obligations shall be read into this Note Purchase Deed and the Registrar shall not be obliged to perform any duties additional to or different from such duties resulting from any modification or supplement after the date hereof to this Note Purchase Deed, unless it shall have previously agreed to perform such duties.

(c)
shall be under no obligation to take any action hereunder which it reasonably expects will result in any expense or liability of the Registrar the payment of which within a reasonable time is not, in its opinion, assured to it, or to do anything which might in its opinion, constitute a breach of any law or regulation;

(d)
may assume that the terms of the Notes as issued are correct and shall be entitled, except as ordered by a court of competent jurisdiction or otherwise required by law or otherwise instructed by the Issuer (and regardless of any notice of ownership, trust or any other interest therein, any writing on the certificate relating to any Note by any person (other than a duly executed form of transfer) or any notice of any previous loss or theft thereof), to treat the registered holder of any Note as its absolute owner for all purposes;

(e)
may rely upon the terms of any notice, communication or other document reasonably believed by it to be genuine and shall be protected against any liability for acting on any such notice, communication or other document;

(f)
may refer any question relating to the ownership of any Note or the adequacy or sufficiency of any evidence supplied in connection with the replacement of any Note to the Issuer for determination by the Issuer and rely upon any determination so made;

(g)
may, at the Issuer’s expense, engage the advice or services of any lawyers or other experts whose advice or services the Registrar considers necessary and rely upon any advice so obtained (and shall be protected and shall incur no liability in respect of any action taken, or suffered to be taken, in accordance with such advice);

(h)
may, without prejudice to its obligations under this Note Purchase Deed, enter into any transaction (including, without limitation, any depository, trust or agency transaction) with any Note Purchasers or with any other party hereto in the same manner as if it had not been appointed as the agent of the Issuer in relation to the Notes.

21.3
For the avoidance of doubt, the Issuer and the Guarantor shall do or cause to be done all such acts, matters and things and shall make available all such documents or information as shall be necessary or desirable to enable the Registrar to fully comply with and carry out its duties and obligations hereunder and the Registrar shall be under no obligation to take any steps to ascertain whether any relevant event has occurred or to monitor or supervise the functions of any other person under the Transaction Documents or any other agreement or document relating to the transactions herein or therein contemplated.

21.4	Indemnity
(a)
The Registrar shall not be liable to any party for any Losses incurred as a result of any act or omission by it in connection with this Note Purchase Deed or any Note except as a result of its own gross negligence, wilful default, or fraud and, notwithstanding any provision of this Note Purchase Deed to the contrary, the Registrar shall not be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit, loss of contract or opportunity, loss of goodwill or reputation), whether or not foreseeable even if the Registrar has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise.

(b)
The Issuer agrees to indemnify and keep indemnified the Registrar against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) which it may incur or which may be made against it arising out of or in relation to or in connection with its appointment or the exercise of its rights and duties hereunder, except such as may result from its gross negligence or wilful misconduct. This indemnity shall continue in full force and effect notwithstanding the termination of this Note Purchase Deed or the resignation, revocation or termination of the Registrar’s appointment.

22.	Time; Payments
22.1	Time

Any time, date or period specified in this Note Purchase Deed may be postponed or extended by mutual agreement among the parties to this Note Purchase Deed but as regards any time, date or period originally fixed on or postponed or extended, time shall be of the essence.
22.2	Payments to Note Purchaser
(a)
Unless otherwise specified in the Transaction Documents, all interest, principal and other amounts from time to time payable on the Notes held by each Note Purchaser shall be payable into the relevant account or accounts as are specified to the Issuer by such Note Purchaser with respect to such Note Purchaser Group; provided that notice in writing of such account must be provided at least two (2) Business Days before the due date for the relevant payment.

(b)
In order to provide for the payment of principal and interest in respect of the Notes, on any day the same becomes due and payable the Issuer shall, on such date, pay to each Note Purchaser or otherwise cause it to receive, an amount equal to the aggregate amount payable with respect to the Note(s) for the relevant Note Purchaser.

22.3	Manner and time of payment
Each amount payable by the Issuer under clause 22.2 (Payments to Note Purchaser) shall be paid unconditionally by credit transfer in currency in which the relevant Note is denominated and in freely transferable, cleared funds not later than 11:00 a.m. on the relevant day to such account with such bank in London as the relevant Note Purchaser may from time to time by notice to the Issuer specify for such purpose. The account details for each Note Purchaser shall be notified to the Agent and Issuer not less than 10 Business Days prior to any due date for any payment to be made under or in connection with the Finance Documents.
23.	Notices
23.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.
23.2	Addresses
The address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
23.3	The Issuer:
c/o Central Mare Inc.
1, Vas. Sofias Street & Meg. Alexandrou, 151 24 Maroussi, Greece

Attn:     Andreas Louka
Email:  louka@loukapartners.com
Tel:      +30 210 812 8320
The Guarantor:
c/o Central Mare Inc.
1, Vas. Sofias Street & Meg. Alexandrou, 151 24 Maroussi, Greece
Attn:     Andreas Louka
Email:  louka@loukapartners.com
Tel:      +30 210 812 8320
Agent and Registrar:
Non-administrative matters:
World Trade Center
Tower I, Level 6
Strawinskylaan 1939
1077 XX Amsterdam The Netherlands
Attn: Vassilis Kolovos / Mingli Zhu
Email:  v.kolovos@atbank.nl / m.zhu@atbank.nl
Cc: shipping.finance@atbank.nl
Telephone No.:  +31 (0) 205 209 204 / +31 (0) 205 209 277
Administrative matters:
World Trade Center Tower I, Level 6
Strawinskylaan 1939
1077 XX Amsterdam The Netherlands Attn: Liujun Zhou
Email:  shipping.finance@atbank.nl
Cc: v.kolovos@atbank.nl / m.zhu@atbank.nl
Telephone No.: +31 (0) 205 209 248 / +31 (0) 205 209 204 / +31 (0) 205 209 277
The Security Agent:
Non-administrative matters:
World Trade Center
Tower I, Level 6 Strawinskylaan 1939
1077 XX Amsterdam
The Netherlands
Attn: Vassilis Kolovos / Mingli Zhu
Email:  v.kolovos@atbank.nl / m.zhu@atbank.nl
Cc:  shipping.finance@atbank.nl
Telephone No.: +31 (0) 205 209 204 / +31 (0) 205 209 277
Administrative matters:
World Trade Center
Tower I, Level 6 Strawinskylaan 1939
1077 XX Amsterdam
The Netherlands
Attn:     Ruben Paniry
Email:  shipping.finance@atbank.nl
Cc:  i.tsirigotis@atbank.nl / v.kolovos@atbank.nl
Telephone No.: +31 (0) 205 209 247 / +31 (0) 205 209 404 / +31 (0) 205 209 204

The Note Purchaser:
World Trade Center
Tower I, Level 6 Strawinskylaan 1939
1077 XX Amsterdam
he Netherlands
Attn:     Vassilis Kolovos / Mingli Zhu
Email:  v.kolovos@atbank.nl / m.zhu@atbank.nl
Cc: shipping.finance@atbank.nl
Telephone No.: +31 (0) 205 209 204 / +31 (0) 205 209 277
or, in each case, any substitute address, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Finance Parties and the Obligors who are Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
23.4	Delivery
(a)
Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under clause 23.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified above (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Issuer in accordance with this clause 23.3 (Delivery) will be deemed to have been made or delivered to each of the Obligors.
(e)
Any communication or document which becomes effective, in accordance with clauses 23.3(a) to 23.3(d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

23.5	Notification of address
Promptly upon changing its address, the Agent shall notify the other Parties.
23.6	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
(b)
Any such electronic communication as specified in clause 23.5(a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in clause 23.5(a) above made between any two Parties will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication made by a Party to the Agent or the Security Agent, only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with clause 23.5(c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Note Purchase Deed or any other Finance Document shall be deemed only to become effective on the following day.

(e)
Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 23.5 (Electronic communication).

23.7	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

24.	Calculations and Certificates
24.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
24.2	Day Count Convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the Day Count Convention.
25.	Miscellaneous
25.1	Amendments and Waivers
Any term of this Note Purchase Deed may be amended only with the consent of the parties hereto or waived only with the consent of the parties hereto (other than the party seeking the waiver) and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
25.2	Certificates and Determinations
Any certification or determination by a Note Purchaser of a rate or amount under this Note Purchase Deed including the Principal Balance and interest payable with respect to Notes is, in the absence of manifest error, conclusive evidence of the matters to which it relates and the Registrar may rely on any such certification or determination.
25.3	Conduct of Business by the Finance Parties
No provision of this Note Purchase Deed shall:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.
25.4	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
25.5	Set-off
A Finance Party may whilst an Event of Default is continuing set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
25.6	Counterparts
This Note Purchase Deed may be executed in any number of counterparts. Each counterpart, when duly exchanged or delivered, is an original but the counterparts together are one and the same agreement.
26.	Confidential Information
26.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 26.2 (Disclosure of Confidential Information), or as required by SEC or NASDAQ regulations and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
26.2	Disclosure of Confidential Information
Any Finance Party may disclose:
(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 26.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)
to (or through) whom it assigns (or may potentially assign) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives, professional advisers and partners;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives, professional advisers and partners;

(iii)
appointed by any Finance Party or by a person to whom sub-clauses 26.2(b)(i) or 26.2(b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-clauses 26.2(b)(i) or 26.2(b)(ii) above;
(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so);
(viii)	who is a Party; or
(ix)	with the consent of the Issuer;
(c)
to any person appointed by that Finance Party or by a person to whom sub-clauses 26.2(b)(i) or 26.2(b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this clause 26.2(c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Issuer and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

26.3	Entire agreement
This clause 26.3 (Entire agreement) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
26.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
26.5	Nature of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Issuer:
(a)
of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 26.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 26 (Confidential Information).
26.6	Continuing obligations

The obligations in this clause 26 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twenty four months from the earlier of:
(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
27.	Governing Law
This Note Purchase Deed and any non-contractual obligations connected with it are governed by English law
28.	Jurisdiction
28.1	Jurisdiction of English courts
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Note Purchase Deed or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Note Purchase Deed) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)
Notwithstanding clause 28.1(a) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

28.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, any Obligor who is a Party:
(a)	irrevocably appoints:
Top Properties (London) Limited
247 Gray’s Inn Road
London WC1X 8QZ
United Kingdom

as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;
(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(c)
if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

SIGNATURE PAGE TO THE NOTE PURCHASE DEED
IN WITNESS WHEREOF the parties hereto have caused this Note Purchase Deed to be executed and delivered as a deed at the date and year first written above.
THE ISSUER
EXECUTED and DELIVERED as a DEED by	)	/s/Alexandros Tsirikos
TOP SHIPS INC.	)	Attorney-in-fact
acting by: Alexandros Tsirikos	)
in the presence of:	)

/s/ Karkaletsi S. Dimitra
Witness name: Karkaletsi S. Dimitra
Address: 274, Leof, Salaminas – Salamina Greece, Tel 2104654270
Occupation: Attorney-at-Law

THE SECURITY AGENT
EXECUTED and DELIVERED as a DEED by	)	/s/ Ira Ulis Tsirigotis
AMSTERDAM TRADE BANK N.V.	)	Authorised signatory
acting by:	)
	)	/s/Harris Antoniou
Authorised signatory

THE AGENT AND THE REGISTRAR
EXECUTED and DELIVERED as a DEED by	)	/s/ Ira Ulis Tsirigotis
AMSTERDAM TRADE BANK N.V.	)	Authorised signatory
acting by:	)
	)	/s/Harris Antoniou
Authorised signatory

THE NOTE PURCHASER
EXECUTED and DELIVERED as a DEED by	)	/s/ Ira Ulis Tsirigotis
AMSTERDAM TRADE BANK N.V.	)	Authorised signatory
acting by:	)
	)	/s/Harris Antoniou
Authorised signatory

THE GUARANTOR
EXECUTED and DELIVERED as a DEED by	)	/s/Alexandros Tsirikos
ASTARTE INTERNATIONAL INC.	)	Attorney-in-fact
acting by: Alexandros Tsirikos	)
in the presence of:	)

/s/ Karkaletsi S. Dimitra
Witness name: Karkaletsi S. Dimitra
Address: 274, Leof, Salaminas – Salamina Greece, Tel 2104654270
Occupation: Attorney-at-Law

Schedule 1

The Note Purchasers

Note Purchaser	Subscription	Note Purchaser Pro Rata Share
Amsterdam Trade Bank N.V.	$10,500,000	100%

Schedule 2

Form of Note Issue Notice

To: Amsterdam Trade Bank N.V.
From: Top Ships Inc.
Copy: Amsterdam Trade Bank N.V. (as Registrar)
Date: [                  ]
TOP SHIPS INC.
Note Purchase Deed dated 21 March 2019
(the Deed)

1	We refer to the Deed. Capitalised terms not defined herein shall have the meaning given to them in the Deed.
2	This is a Note Issue Notice.
3	We hereby request the subscription of Notes on the following terms:
(a)	Closing Date: [Specify date] or such other date as agreed between the Note Purchasers and the Issuer.
(b)	US$10,500,000
(c)	Final Maturity Date: 31 March 2020 or such other date as agreed between the Note Purchasers and the Issuer.
4     Our payment instructions are: [Include the applicable payment instructions]:
5     Company contact details:
c/o Central Mare Inc.
1, Vas. Sofias Street & Meg. Alexandrou,
151 24 Maroussi,
Greece

Attn:    Andreas Louka
Email:  louka@loukapartners.com
Tel:            +30 210 812 8320

6	We confirm that each condition precedent under the Deed which must be satisfied on the date of this Note Issue Notice is or will be so satisfied.
7	We hereby represent and warrant that:

(a)
the representations and warranties set out in Schedule 3 (Representations and Warranties of the Obligors) to the Deed are true and correct on the date hereof and will be true on the Closing Date, in each case by reference to the facts and circumstances subsisting on such dates; and

(b)	no Default or Event of Default (each as defined in the Existing Loan Facility) under the Existing Loan Facility has occurred and no event exists, or would occur from the issuance of the Notes.
8       This Note Issue Notice is irrevocable.
9     The Note shall bear the following legend:
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE NOTE NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS; OR (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT OR REGULATIONS S OF THE 1933 ACT.

By: ______________________________
For and on behalf of Top Ships Inc.

Schedule 3
Representations and Warranties of the Obligors
1.	Representations and Warranties of the Obligors
1.1	Status
(a)	Each Obligor is a corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.
(b)	Each Obligor has power and authority to own its assets and to carry on its business as it is now being conducted within the scope of its purpose.
1.2	Binding obligations
Subject to the Legal Reservations:
(a)
the obligations expressed to be assumed by each Obligor in each Transaction Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph 1.2(a) above) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

1.3	Non-conflict
The entry into and performance by each Obligor of, and the transactions contemplated by the Transaction Documents and the granting of the Transaction Security do not and will not conflict with:
(a)	any law or regulation applicable to any Obligor;
(b)	the Constitutional Documents of any Obligor; or
(c)	any agreement or other instrument binding upon any Obligor or its assets, or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Security Interest or under a Security Document) on any Obligor’s assets, rights or revenues.
1.4	Power and authority

(a)
Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary actions to authorise its entry into, performance and delivery of, and compliance with, each Transaction Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)
No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into any Transaction Document to which such Obligor is, or is to be, a party.

1.5	Validity and admissibility in evidence
(a)	All Authorisations required:
(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Transaction Document to which it is a party;
(ii)	to make each Transaction Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(iii)	to ensure that the Transaction Security has the priority and ranking contemplated in the Security Documents, have been obtained or effected or (as the case may be) will be obtained or effected when required and are or (as the case may be) will be when required in full force and effect except any Authorisation or filing referred to in paragraph 1.13 (No filing or stamp taxes) below, which Authorisation or filing will be promptly obtained or effected within any applicable period.
(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect, if failure to obtain or effect those Authorisations is reasonably likely to have a Material Adverse Effect.

1.6	Governing law and enforcement
(a)	The choice of governing law of any Transaction Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.
(b)
Any judgment obtained in relation to any Transaction Document in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in the relevant Obligor’s Relevant Jurisdictions.

1.7	No misleading information

(a)
Any factual information contained in the Information Package is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)
Any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration.

(c)
The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)
No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(e)
For the purposes of this paragraph 1.7, Information Package means any information provided by any Obligor to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them.

1.8	Pari passu ranking
Each Obligor’s (other than the Charterer’s) payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.
1.9	Ranking and effectiveness of security
Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Agent under clause 7.1(b):
(a)	the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)	the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and
(c)	the Transaction Security will constitute perfected security on the assets described in the Security Documents.

1.10	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), each Obligor’s (other than the Charterer’s) centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Greece and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.
1.11	Ownership of Charged Property
Each Obligor (other than the Charterer) is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.
1.12	No insolvency
No corporate action, legal proceeding or other procedure or step described in limb (g) (Insolvency proceedings) or creditors’ process described in limb (h) (Creditors’ process) of the definition of Event of Default has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in limb (f) (Insolvency) of the definition of Event of Default applies to any Obligor.
1.13	No filing or stamp taxes
Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except registration of the Mortgage with the relevant Registry and any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document.
1.14	Deduction of Tax
No Obligor (other than the Charterer) is required to make any Tax Deduction (as defined in clause 9.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any other Transaction Document.
1.15	Tax compliance
(a)
No Obligor (other than the Charterer) is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax exceeding $500,000 (or its equivalent in any other currency).

(b)
No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor (other than the Charterer) with respect to Taxes such that a liability of, or claim against, any Obligor (other than the Charterer) is reasonably likely to arise for an amount for which adequate reserves have not been provided and which are reasonably expected to have a Material Adverse Effect.

(c)	Each Obligor (other than the Charterer) is resident for Tax purposes only in its Original Jurisdiction.
1.16	Other Tax matters
The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party having or being deemed to have a place of business in any Relevant Jurisdiction of any Obligor.
1.17	Pension exposure
No Obligor (other than the Charterer) is, or may be, liable to contribute funds to any form of pension scheme or similar arrangement except as required under applicable law or regulation (other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).
1.18	No Default
(a)	No Default is continuing or is reasonably expected to result from the issuance of the Notes or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or to which any Obligor’s assets are subject which is likely to have a Material Adverse Effect.

1.19	No proceedings
(a)
Except as advised in writing to the Agent prior to the date of this Note Purchase Deed, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor.

(b)
No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of any Obligor’s knowledge and belief (having made due and careful enquiry)) been made against any Obligor or any other Group Member.

1.20	No breach of laws
(a)	No Obligor or other Group Member has breached any law or regulation.
(b)
No labour dispute is current or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor or other Group Member which is reasonably expected to have a Material Adverse Effect.

1.21	Anti-corruption law
Each Obligor has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
1.22	Security and Financial Indebtedness
(a)	No Security Interest exists over all or any of the present or future assets of any Obligor in breach of this Note Purchase Deed.
(b)	No Obligor has any Financial Indebtedness outstanding in breach of this Note Purchase Deed.
1.23	Shares
(a)	The shares of the Guarantor are fully paid and not subject to any option to purchase or similar rights.
(b)	The Constitutional Documents of the Guarantor do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)
There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Guarantor (including any option or right of pre-emption or conversion).

1.24	Ownership of Guarantor
The Guarantor is a wholly owned direct Subsidiary of the Issuer.
1.25	Listing

The shares of the Issuer are listed and trading on the NASDAQ Stock Exchange.
1.26	Accounting Reference Date
The Financial Year-end of each Obligor (other than the Charterer) is the Accounting Reference Date.
1.27	No adverse consequences
(a)	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or
(ii)
by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document, that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obligor by reason only of the execution, performance and/or enforcement of any Finance Document.

1.28	Copies of documents
The copies of the Constitutional Documents of the Obligors (other than the Charterer) delivered to the Agent under clause 7 (Conditions Precedent) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Transaction Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.
1.29	No breach, etc of any shipbuilding contract or related refund guarantee
(a)
No Group Member nor (so far as the Obligors are aware) any other person is in breach of any shipbuilding contract to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it or which would render it illegal, invalid or unenforceable.

(b)
No dispute has occurred under any shipbuilding contract relating to the construction of any vessel of any Group Member or any Obligor’s Affiliate by the relevant Builder or under any refund guarantee issued in respect of the obligations of the relevant Builder under that shipbuilding contract.

1.30	No immunity
No Obligor or any of its assets is immune to any legal action or proceeding.
1.31	Address commission
There are no rebates, commissions or other payments in connection with the Charter other than those referred to in it.
1.32	Sanctions
(a)	No Obligor, nor any of its Affiliates nor any of their respective directors, officers, employees, agents or representatives:
(i)	has breached any Sanctions;
(ii)	is a Restricted Person; or
(iii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions.
(b)	No proceeds of the Notes:
(i)
shall be made available, directly or indirectly, to or for the benefit of a Restricted Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by applicable Sanctions; or

(ii)	will be used by any Obligor:
(A)	to finance equipment or sectors under embargo decisions of the United Nations or the World Bank; or
(B)	in breach of the provisions of any Sanctions.
1.33	No Money Laundering
In relation to the issuance by the Issuer of the Notes, the performance and discharge of the Obligors’ obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by this Note Purchase Deed and the other Finance Documents, the Obligors are acting for their own account and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented by any relevant regulatory authority or otherwise to combat Money Laundering (as defined in paragraph 3.6 (Bribery and corruption) of Schedule 4 (Covenants of the Obligors)).

1.34	Environmental matters
(a)	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated.
(b)	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.
(c)
No Environmental Claim has been made or, to the best of any Obligor’s knowledge and belief (having made due and careful enquiry), is threatened or pending against any Obligor or other Group Member or any Fleet Vessel where that claim might have a Material Adverse Effect and there has been no Environmental Incident which has given, or is reasonably expected to give, rise to such a claim.

1.35	No breach of any Charter Document
No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Charter Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform its obligations under it.
1.36	Collateral Ship status
The Collateral Ship will on the first day of the Mortgage Period be:
(a)	registered in the name of the Guarantor through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	operationally seaworthy and in every way fit for service;
(c)	classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society; and
(d)	insured in the manner required by the Finance Documents.
1.37	Collateral Ship’s employment
The Collateral Ship shall within five days of the Mortgage Period:
(a)	have been delivered, and accepted for service, under the relevant Charter; and
(b)	save for the relevant Charter, be free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents.
1.38	US Representations

(a)
Issuance of the Notes. The issuance of the Notes are duly authorized and upon issuance in accordance with the terms of this Note Purchase Deed shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances with respect to the issuance thereof. Subject to the accuracy of the representations and warranties of the Note Purchasers in this Note Purchase Deed, the offer and issuance by the Issuer of the Notes is exempt from registration under the 1933 Act.

(b)
No General Solicitation. Neither the Issuer, nor any of its Subsidiaries or affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes.

(c)
No Integrated Offering. None of the Issuer, its Subsidiaries or any of their affiliates, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Notes under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the Loan Notes to require approval of stockholders of the Issuer for purposes of the 1933 Act or under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Issuer are listed or designated for quotation. None of the Issuer, its Subsidiaries, their affiliates nor any person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Notes under the 1933 Act or cause the offering of any of the Notes to be integrated with other offerings of securities of the Issuer.

1.39	Times when representations are made
(a)	All of the representations and warranties set out in this Schedule 3 (Representations and Warranties of the Obligors) are deemed to be made on the dates of:
(i)	this Note Purchase Deed;
(ii)	the first Note Issuance Notice; and
(iii)	the Closing Date.
(b)	The Repeating Representations are deemed to be made on the first day of each Interest Period.

(c)
Each representation or warranty deemed to be made after the date of this Note Purchase Deed shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

Schedule 4
Covenants of the Obligor
1.	Information Covenants
1.1	Undertaking to comply
Each Obligor who is a Party undertakes that this paragraph 1 (Information Covenants) will be complied with throughout term of the Notes except as approved by the Note Purchasers.
1.2	Definitions
In this paragraph 1 (Information Covenants):
Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to limb (a) of paragraph 1.3 (Financial Statements).
Semi-annual Financial Statements means the financial statements for the first financial half-year of each Financial Year delivered pursuant to limb (b) of paragraph 1.3 (Financial Statements).
1.3	Financial statements
(a)
The Issuer shall supply to the Agent as soon as the same become available, but in any event within 120 days after the end of each Financial Year (but commencing with the Financial Year ending 31 December 2018) the audited consolidated financial statements of the Issuer for that Financial Year.

(b)
The Issuer shall supply to the Agent as soon as the same become available, but in any event within 90 days after the end of the first financial half-year of each of its Financial Years (but commencing with the financial half-year ending 30 June 2019):

(i)	the unaudited (or audited if available) financial statements of the Issuer for that financial half-year; and
(ii)	the unaudited (or audited if available) consolidated financial statements of the Issuer for that financial half-year.
1.4	Provision and contents of Compliance Certificate
(a)
The Issuer shall supply a Compliance Certificate to the Agent with each set of Annual Financial Statements and each set of Semi-Annual Financial Statements, in each case, delivered pursuant to paragraph 1.3 (Financial Statements).

(b)	Each Compliance Certificate shall set out (in reasonable detail) computations as to compliance with paragraph 2 (Financial Covenants).
(c)	Each Compliance Certificate shall be signed by a duly authorised signatory of the Issuer.
1.5	Requirements as to financial statements
(a)
The Issuer shall procure that each set of Annual Financial Statements and Semi-annual Financial Statements includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to paragraph 1.3 (Financial Statements) shall:
(i)	be prepared in accordance with GAAP; and
(ii)
fairly present, and be certified by a director of the relevant company as fairly presenting, its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements; and

(iii)	in the case of Annual Financial Statements, not be the subject of any qualification in the Auditors’ opinion.
1.6	Year-end
The Issuer shall procure that each Financial Year-end of each Obligor (other than the Charterer) and each Group Member falls on the Accounting Reference Date.
1.7	Information: miscellaneous
The Issuer shall supply to the Agent:
(a)
whilst an Event of Default is continuing and as soon as practicable after the time when they are dispatched, copies of all documents dispatched by any Obligor to its creditors generally (or any class of them);

(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or other Group Member, and which, if adversely determined, might have a Material Adverse Effect;

(c)
promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Obligor or other Group Member and which is reasonably likely to have a Material Adverse Effect;

(d)
promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation with respect to Sanctions against any Obligor or any of its Affiliates or any of its directors, officers, employees, agents or representatives;

(e)	promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and
(f)	promptly on request, such further information regarding the financial condition, assets and operations of any Obligor as any Finance Party through the Agent may reasonably request, provided always that the supply of such information would not result in a breach of any confidentiality undertaking of an Obligor.
1.8	Notification of Default
(i)
The Issuer shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(ii)
Promptly upon a request by the Agent, the Issuer shall supply to the Agent a certificate signed by two of its directors certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

1.9	Sufficient copies
The Issuer, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Note Purchasers.
1.10	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Note Purchase Deed;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Note Purchase Deed; or
(iii)	a proposed assignment by a Note Purchaser of any of its rights under this Note Purchase Deed to a party that is not already a Note Purchaser prior to such assignment, obliges the Agent or any Note Purchaser (or, in the case of paragraph 1.10(a)(iii) above, any prospective new Note Purchaser) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall within seven Business Days after the request of the Agent or any Note Purchaser supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Note Purchaser) or any Note Purchaser (for itself or, in the case of the event described in paragraph 1.10(a)(iii) above, on behalf of any prospective new Note Purchaser) in order for the Agent, such Note Purchaser or, in the case of the event described in paragraph 1.10(a)(iii) above, any prospective new Note Purchaser to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)
Each Finance Party shall, promptly upon the request of the Agent or the Security Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

2.	Financial Covenants
2.1	Financial definitions
In paragraphs 2.2 (Financial condition) and 2.3 (Financial testing) below:
Cash and Cash Equivalents means, at any relevant time, the aggregate of:
(a)	cash in hand or on deposit with any bank; and
(b)	any other instrument, security or investment approved by the Note Purchasers, which are free from any Security Interest and/or restrictions (other than any restriction arising exclusively from any covenant to maintain a minimum level of free liquidity and/or for the purposes of any debt service reserve account) and to which any Group Member is beneficially entitled at that time and which are readily available to Group Members and capable of being applied against Financial Indebtedness, as demonstrated by the then most recent Financial Statements.
Chartered Vessel means, at any relevant time, any vessel chartered in (the charter-in commitment) by a Group Member for a period of six months or longer and which vessel at that time has not been chartered out by such Group Member to a third party on terms at least equal to the terms of the charter-in commitment for such vessel.
Financial Statements means any of the Annual Financial Statements or the Semi-annual Financial Statements referred to and defined as such in paragraph 1.2 (Definitions) above.
Fleet Market Value means, as of the date of calculation, the aggregate market value of all:
(a)	Fleet Vessels; and
(b)	JV Vessels, as adjusted to reflect the relevant ownership percentage in such JV Vessels of the relevant Group Member, in each case as most recently determined pursuant to valuations of such vessels provided to the Agent and made in accordance with the provisions of clause 27 (Minimum security value) of the Post-Delivery Facility Agreement which shall apply for the purposes of this definition mutatis mutandis to each Fleet Vessel and JV Vessel as if each such vessel were the “Ship” (as defined in the Post-Delivery Facility Agreement) save that such valuations may be set out in one valuation listing each one such vessel and prepared by one (1) Approved Valuer (as defined in the Post-Delivery Facility Agreement) nominated and appointed by the Issuer.
Fleet Vessels means each vessel owned or leased under a capital lease by a Group Member from time to time.
JV Vessel means each vessel owned by a Joint Venture into which a Group Member participates from time to time and Joint Vessels means all or any of them.
Measurement Period means each Financial Year and the first financial half-year of each Financial Year for which Financial Statements are to be delivered to the Agent under paragraph 1.3 (Financial Statements).
Total Debt means, at any time, the sum (without duplication) of:
(a)
the Group’s liabilities in respect of principal under any Financial Indebtedness (provided however that any principal under any Financial Indebtedness incurred only by the Issuer which is not secured by security provided over an asset of the Group, shall not be taken into account); and

(b)
all liabilities of all Joint Ventures in respect of principal under any Financial Indebtedness secured by security provided over a JV Vessel, each such liability adjusted to reflect the relevant Group Member’s ownership percentage in such JV Vessel.

Total Net Debt means, at any time and in relation to any Measurement Period, Total Debt in relation to that Measurement Period minus Cash and Cash Equivalents, each as demonstrated by the then most recent Financial Statements.
2.2	Financial condition
Each Obligor who is a Party shall ensure that:
(a)	Leverage ratio: the ratio of Total Net Debt to Fleet Market Value shall, at all times during and in respect of each Measurement Period, be not higher than 0.75:1.00.
(b)	Minimum liquidity: at all times the Cash and Cash Equivalents shall not be less than the aggregate of:
(i)	$750,000 multiplied by the number of the Fleet Vessels; and
(ii)	$500,000 multiplied by the number of the Chartered Vessels.
2.3	Financial testing
The financial covenants set out in paragraph 2.2 (Financial condition) shall be calculated in accordance with GAAP on a consolidated basis and tested by reference to each of the Financial Statements delivered pursuant to, and defined as such in, paragraph 1.3 (Financial Statements).
3.	General undertakings
3.1	Undertaking to comply
Each Obligor who is a Party undertakes that this paragraph 3 (General undertakings) will be complied with by and in respect of each Obligor throughout the term of the Notes except as approved by the Note Purchasers.
3.2	Use of proceeds
The proceeds of Notes shall be used exclusively for the purposes specified in clause 4.3 (Use of Proceeds).
3.3	Authorisations
Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Transaction Documents;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and
(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
3.4	Compliance with laws
Each Obligor shall (and shall ensure that each other Group Member will), comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject. Each Obligor shall (and shall ensure that each other Group Member will), comply in all respects with all Sanctions to the extent applicable to them.
3.5	Anti-corruption law
(a)
No Obligor shall (and shall ensure that no other Group Member will) directly or indirectly use the proceeds of the Notes for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall:
(i)	conduct its businesses in compliance with applicable anti-corruption laws; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.
3.6	Bribery and corruption
(a)
No Obligor nor any of its agents, employees, directors or officers has engaged or shall engage (and shall ensure that none of its Affiliates nor any of its agents, employees, directors or officers has engaged or will engage) in any Relevant Jurisdiction in:

(i)	Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including the procurement or the execution of any contract for goods or works relating to its functions;

(ii)	Money Laundering or acted in breach of any applicable law relating to Money Laundering; or
(iii)	the Financing of Terrorism.
(b)	Without prejudice to the generality paragraph 3.6(a):
(i)
No Obligor nor any of its agents, employees, directors or officers will (and shall ensure that none of its Affiliates nor any of its agents, employees, directors or officers will) directly or indirectly use the proceeds of the Notes for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions;

(ii)	each Obligor shall (and shall ensure that each of its Affiliates) and any of their agents, employees, directors or officers:
(A)	conducts its businesses in compliance with the Bribery Act 2010 and the United States Foreign Corrupt Practices Act of 1977; and
(B)	maintains policies and procedures designed to promote and achieve compliance with such laws.
(c)	For the purposes of this paragraph 3.6 and paragraph 1.33 (No Money Laundering) of Schedule 3 (Representations and Warranties of the Obligors, the following definitions shall apply:
Collusive Practice means an arrangement between two or more parties without the knowledge, but designed to improperly influence the actions, of another party.
Corrupt Practice means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to improperly influence the actions of another party.
Coercive Practice means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or to improperly influence the actions of that party.
Financing of Terrorism means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.
Fraudulent Practice means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception.
Money Laundering means:

(i)
the conversion or transfer of property, knowing it is derived from a criminal offence, for the purpose of concealing or disguising its illegal origin or of assisting any person who is involved in the commission of the crime to evade the legal consequences of its actions;

(ii)	the concealment or disguise of the true nature, source, location, disposition, movement, rights with respect to, or ownership of, property knowing that it is derived from a criminal offence; or
(iii)	the acquisition, possession or use of property knowing at the time of its receipt that it is derived from a criminal offence.
3.7	Tax compliance
(a)
Each Obligor (other than the Charterer) shall (and shall ensure that each other Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties in excess of $500,000 (or its equivalent in any other currency) in aggregate, unless and only to the extent that:

(i)	such payment is being contested in good faith;
(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under paragraph 1.3 (Financial Statements) above; and

(iii)	such payment can be lawfully withheld.
(b)
Except as approved by the Note Purchasers, each Obligor (other than the Charterer) shall maintain its residence for Tax purposes in its Original Jurisdiction and ensure that it is not resident for Tax purposes in any other jurisdiction.

3.8	Change of business
Except as approved by the Note Purchasers, no substantial change will be made to the general nature of the business of any Obligor (other than the Charterer) from that carried on at the date of this Note Purchase Deed.
3.9	Merger
Except as approved by the Note Purchasers, no Obligor (other than the Charterer) shall enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction.
3.10	Pension exposure

No Obligor (other than the Charterer) is liable to contribute funds to any form of pension scheme or similar arrangement except as required by applicable law (other than a scheme or arrangement where the benefits conferred by it on its members are calculated solely by reference to a payment or payments made by the relevant member or by any other person in respect of that member).
3.11	Further assurance
(a)
Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent or the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security Interests created or intended to be created by that Obligor under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent and/or any other Finance Parties Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)	to facilitate the accession by a New Note Purchaser to any Security Document following an assignment in accordance with clause 19 (Assignment and Transfers).
(b)
Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to the Finance Documents.

3.12	Negative pledge in respect of Charged Property and Obligor shares
Except as approved by the Note Purchasers and the Security Agent and other than for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property or (except for the Transaction Security) the shares in any of the Obligors (other than the Issuer or the Charterer) or any rights deriving from, or related to, such shares.

3.13	Sanctions
(a)
Each Obligor shall, and shall procure that any Affiliate of each Obligor shall, ensure that none of their respective directors, officers, agents, employees or persons acting on behalf of the foregoing, is a Restricted Person or acts directly or indirectly on behalf of a Restricted Person.

(b)
No Obligor shall, and shall procure that none of its Affiliates shall, use any revenue or benefit derived from any activity or dealing with a Restricted Person in discharging any obligation due or owing to the Finance Parties.

(c)
Each Obligor shall not, and shall procure that each of its Affiliates will not, credit proceeds from any activity or dealing with a Restricted Person to any bank account held with any Finance Party in its name or in the name of any other person.

(d)	Each Obligor shall, and shall ensure that each of its Affiliates take measures to ensure compliance with Sanctions.
(e)
Each Obligor shall, and shall procure that each of its Affiliates shall, to the extent permitted by law, promptly upon becoming aware of them, supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.

(f)
Without prejudice to this paragraph 3.13 and limb (s) (Sanctions) of the definition of Event of Default, each Obligor shall, and shall procure that each of its Affiliates and the Collateral Ship shall, not do any business relating to Iran or any Iranian owned or incorporated, unless the Agent approves so in writing.

3.14	Environmental matters
(a)
The Agent will be notified as soon as reasonably practicable of any Environmental Claim being made against any Obligor or other Group Member or any Fleet Vessel which, if successful to any extent, is reasonably expected to have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)	Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated.
4.	Dealings with Collateral Ship
4.1	Undertaking to comply

Each Obligor who is a Party undertakes that this paragraph 4 (Dealings with Collateral Ship) will be complied with in relation to the Collateral Ship throughout the Mortgage Period except, as otherwise approved by the Note Purchasers.
4.2	Sale or other disposal of Collateral Ship
Except with approval, the Guarantor will not sell, or agree to, transfer, abandon or otherwise dispose of the Collateral Ship or any share or interest in unless it is so permitted under the Post-Delivery Facility Agreement and the relevant Post-Delivery Finance Documents and then only in accordance with the Post-Delivery Facility Agreement and the relevant Post-Delivery Finance Documents.
4.3	Chartering
Except with approval, the Guarantor shall not enter into any charter commitment for the Collateral Ship (except for the Charter), which is:
(a)	a bareboat or demise charter or passes possession and operational control of the Collateral Ship to another person;
(b)	of a fixed duration exceeding 13 calendar months;
(c)
on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Collateral Ship under charter commitments of a similar type and period; or

(d)	to another Obligor or Group Member.
(e)
Further, without prejudice to the rights of the Finance Parties under the provisions of this paragraph 4.3 and any other provisions of the Finance Documents, the Guarantor shall advise the Agent promptly of any proposed charter commitment in respect of the Collateral Ship of a fixed duration exceeding 13 calendar months, and:

(i)	deliver a copy of each such charter commitment to the Agent forthwith after it has been entered into;
(ii)	forthwith following a demand made by the Agent (acting on the instructions of the Note Purchasers):
(A)
execute a charter assignment in the form similar to the relevant Charter Assignment of any such charter commitment in favour of the Security Agent and any notice of assignment required in connection therewith; and

(B)	procure the service of any such notice of assignment on the relevant charterer and, unless expressly freely assignable, the acknowledgement of such notice by the relevant charterer;
(iii)
deliver to the Agent such documents and evidence of the type referred to in Schedule 3 (Conditions precedent) of the Post-Delivery Facility Agreement, in relation to any such charter assignment or any other related matter referred to in this paragraph 4.3(e)(iii) as the Agent (acting on the instructions of the Note Purchasers in their sole discretion) shall require; and

(iv)
pay on the Agent’s demand all documented legal costs and other costs incurred by the Agent and/or any other Finance Party in connection with or in relation to any such charter assignment or any other related matter referred to in this paragraph 4.3(e)(iv).

4.4	Sharing of Earnings
Except with approval, the Guarantor shall not enter into any arrangement under which its Earnings may be shared with anyone else.
4.5	Payment of Earnings
(a)	The Guarantor’s Earnings from the Collateral Ship shall be paid in the way required by the General Assignment.
(b)
If any Earnings in respect of the Collateral Ship are held by brokers or other agents, they shall be paid to the Security Agent, if it requires this after the Earnings have become payable to it under the General Assignment.

4.6	Evidence of payments
The Agent shall be allowed proper and reasonable access to those accounting records when it reasonably requests it and, when it reasonably requires it, shall be given satisfactory evidence of the payments made by the Issuer and/or the Guarantor during the term of the Notes.
4.7	Collateral Ship’s name and registration
(a)	The Collateral Ship’s name shall only be changed with the prior written consent of the Agent.
(b)
The Collateral Ship shall be registered with the relevant Registry under the laws of its Flag State. Except with approval, the Collateral Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State). If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.
(c)
Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Collateral Ship being required to be registered under the laws of another state of registry.

4.8	Lay up
Except with approval, the Collaterals Ship shall not be laid up or deactivated.
4.9	Manager
A manager of the Collateral Ship shall not be appointed unless that manager and the terms of its appointment are approved (such approval not to be unreasonably withheld) (which approval of such manager shall not be required for as long as such manager is Central Shipping Inc.) by the Note Purchasers and that manager has delivered a duly executed Manager’s Undertaking to the Security Agent. There shall be no material change to the terms of appointment of a manager whose appointment has been approved unless such change is also approved.
4.10	Copy of Mortgage on board
A properly certified copy of the Mortgage shall be kept on board the Collateral Ship with its papers and shown to anyone having business with the Collateral Ship which might create or imply any commitment or Security Interest over or in respect of the Collateral Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.
4.11	Notice of Mortgage
Subject to the terms of the Mortgage, a framed printed notice of the Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Collateral Ship. Subject to the terms of the Mortgage, the notice must be in plain type and read as follows:
“NOTICE OF MORTGAGE
This Ship is subject to a second mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.
No-one will have any right, power or authority to create, incur or permit to be imposed upon the Collateral Ship any lien whatsoever other than for crew’s wages and salvage.

4.12	Conveyance on default
Where the Collateral Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the Guarantor shall, upon the Agent’s request, immediately execute such form of transfer of title to the Collateral Ship as the Agent may require.
5.	Condition and operation of Collateral Ship
5.1	Undertaking to comply
Each Obligor who is a Party undertakes that this paragraph 5 (Condition and operation of Collateral Ship) will be complied with in relation to the Collateral Ship throughout the Mortgage Period except as approved by the Note Purchasers.
5.2	Defined terms
In this paragraph 5 (Condition and operation of Collateral Ship):
applicable code means any code or prescribed procedures required to be observed by the Collateral Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).
applicable law means all laws and regulations applicable to vessels registered in the Flag State or which for any other reason apply to the Collateral Ship or to its condition or operation at any relevant time.
applicable operating certificate means any certificates, vessel response plans, or other document relating to the Collateral Ship or its condition or operation required to be in force under any applicable law or any applicable code.
5.3	Repair
The Collateral Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Collateral Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Collateral Ship’s value is not reduced.
5.4	Modification
Except with approval, the structure, type or performance characteristics of the Collateral Ship shall not be modified in a way which materially alters the Collateral Ship or materially reduces its value.
5.5	Removal of parts

Except with approval, no material part of the Collateral Ship or any equipment shall be removed from the Collateral Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Guarantor free of any Security Interests except under the Security Documents).
5.6	Third party owned equipment
Except with approval, equipment owned by a third party shall not be installed on the Collateral Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Collateral Ship or incurring significant expense.
5.7	Maintenance of class; compliance with laws and codes
The Collateral Ship’s class shall be the relevant Classification. The Collateral Ship and every person who owns, operates or manages the Collateral Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Collateral Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Collateral Ship or to be in such person’s custody.
5.8	Surveys
The Collateral Ship shall be submitted to any surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.
5.9	Inspection and notice of dry-docking
The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Collateral Ship at all reasonable times to inspect it without interfering with the Collateral Ship’s operation or trading and after giving reasonable advance notice to the Guarantor in writing and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended dry-docking of the Collateral Ship (whatever the purpose of that dry-docking). The Guarantor shall bear the cost of only one such inspection per calendar year so long as there is no Event of Default which is continuing in which case, the cost of all such inspections shall be borne by the Guarantor.
5.10	Prevention of arrest
All debts, damages, liabilities and outgoings (due and payable and not contested by the Guarantor in good faith) which have given, or are reasonably expected to give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Collateral Ship, its Earnings or Insurances shall be paid as soon as reasonably practicable and, in any event, discharged by their respective due dates.
5.11	Release from arrest
The Collateral Ship, its Earnings and Insurances shall be released from any arrest, detention, attachment or levy, and any legal process against the Collateral Ship shall be discharged, by whatever action is required to achieve that release or discharge in each case within 5 Business Days of the occurrence of any such event.
5.12	Information about Collateral Ship
The Agent shall promptly be given any information which it may reasonably require about the Collateral Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor whose duration exceeds three months and copies of any applicable operating certificates.
5.13	Notification of certain events
The Agent shall promptly be notified of:
(a)	any damage to the Collateral Ship where the cost of the resulting repairs is reasonably likely to exceed the relevant Major Casualty Amount;
(b)	any occurrence which is reasonably likely to result in the Collateral Ship becoming a Total Loss;
(c)	any requisition of the Collateral Ship for hire;
(d)	any Environmental Incident involving the Collateral Ship and Environmental Claim being made in relation to such an incident;
(e)	any withdrawal of any applicable operating certificate;
(f)	the receipt of notification that any application for such a certificate has been refused;
(g)
any requirement or recommendation made in relation to the Collateral Ship by any insurer or the relevant Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(h)	any arrest or detention of the Collateral Ship or any exercise or purported exercise of a lien or other claim on the Collateral Ship or its Earnings or Insurances.
5.14	Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Collateral Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Collateral Ship and its Earnings.
5.15	Evidence of payments
The Agent shall be allowed proper and reasonable access to those accounting records when it reasonably requests it and, when it reasonably requires it, shall be given satisfactory evidence that:
(a)	the wages and allotments and the insurance and pension contributions of the Collateral Ship’s crew are being timely and regularly paid;
(b)	all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and
(c)	the Collateral Ship’s master has no claim for disbursements other than those incurred by him or her in the ordinary course of trading on the voyage then in progress.
5.16	Repairers’ liens
The Collateral Ship shall not be put into any other person’s possession for work to be done on the Collateral Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for the Collateral Ship unless the Guarantor has established to the reasonable satisfaction of the Agent that it has sufficient reserves with the Account Bank to pay for such works or that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Collateral Ship or its Earnings for any of the cost of such work.
5.17	Survey report
As soon as reasonably practicable after the Agent requests it, the Agent shall be given a report on the seaworthiness condition and/or safe operation of the Collateral Ship, from approved surveyors or inspectors appointed by the Agent. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report if failure to do so could result in breach of any Finance Document. The Guarantor shall bear the costs of only one such report of the Collateral Ship per calendar year unless there is an Event of Default.
5.18	Lawful use
The Collateral Ship shall not be employed:
(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;
(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods, and the persons responsible for the operation of the Collateral Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Collateral Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.
5.19	War zones
The Collateral Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Collateral Ship’s war risk insurers unless the Guarantor has satisfied any requirements of the Collateral Ship’s insurers necessary to ensure that the Collateral Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) and has provided to the Agent in advance a report prepared by BankServe Insurance Services Ltd. confirming that the Collateral Ship is properly insured as set out in this paragraph 5.19. The cost of such report shall be borne by the Guarantor.
6.	Insurance
6.1	Undertaking to comply
Each Obligor who is a Party undertakes that this paragraph 6 (Insurance) shall be complied with in relation to the Collateral Ship and its Insurances throughout the Mortgage Period except as approved by the Note Purchasers.
6.2	Insurance terms
In this paragraph 6 (Insurance):
excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of the Collateral Ship in consequence of the value at which the Collateral Ship is assessed for the purpose of such claims exceeding its insured value.

Excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.
Hull cover means insurance cover against the risks identified in paragraph 6.3(a) below.
Minimum hull cover means an amount equal at the relevant time to 120 per cent of the Collateral Loan at the relevant time.
P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).
6.3	Coverage required
The Collateral Ship shall at all times be insured:
(a)
against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks and terrorism risks) on an agreed value basis, for at least its minimum hull cover and no less than its market value;

(b)
against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Collateral Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);

(c)
against such other risks (excluding loss of hire) and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice (having regard to general insurance market practice and law at the time but always excluding any loss of earnings cover); and

(d)	on terms which comply with the other provisions of this paragraph 6 (Insurance).
6.4	Placing of cover
The insurance coverage required by paragraph 6.3 above shall be:
(a)
in the name of the Guarantor and no other person (other than the Security Agent (and any other Finance Party required by the Agent) if required by the Agent) (unless such other person is approved and, if so required by the Agent, has duly executed and delivered a second priority assignment of its interest in the Collateral Ship’s Insurances to the Security Agent (and any other Finance Party required by the Agent) in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);
(b)
if the Agent so requests, in the joint names of the Guarantor and the Security Agent (and any other Finance Party required by the Agent) (and, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent or such Finance Party for premiums or calls);

(c)	in dollars or another approved currency;
(d)	arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations;
(e)	in full force and effect; and
(f)	on approved terms and with approved insurers or associations.
6.5	Deductibles
The aggregate amount of any excess or deductible under the Collateral Ship’s hull cover shall not exceed the Major Casualty Amount.
6.6	Mortgagee’s insurance
The Guarantor shall within 5 Business Days reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Collateral Ship on approved terms, or in considering or making claims under:
(a)	a mortgagee’s interest insurance and a mortgagee’s additional perils (all P&I risks) cover for the benefit of the Finance Parties for an amount up to 120 per cent of the Collateral Loan; and
(b)
any other insurance cover which the Agent reasonably requires (having regard to general insurance market practice and law at the time) in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Collateral Ship or beneficiary of the Security Documents).

6.7	Fleet liens, set off and cancellations
If the Collateral Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Collateral Ship any premiums due in respect of any of such other vessels insured; or
(b)	cancel that cover because of non-payment of premiums in respect of such other vessels, or the Guarantor shall ensure that hull cover for the Collateral Ship is provided under a separate policy from any other vessels.
6.8	Payment of premiums
All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.
6.9	Details of proposed renewal of Insurances
At least 14 days (or such shorter period acceptable to the Agent) before any of the Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.
6.10	Instructions for renewal
At least seven days (or such shorter period acceptable to the Agent) before any of the Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.
6.11	Confirmation of renewal
The Insurances shall be renewed upon their expiry in a manner and on terms which comply with this paragraph 6 (Insurance) and confirmation of such renewal given by approved brokers or insurers to the Agent at least five days (or such shorter period as may be approved) before such expiry.
6.12	P&I guarantees
Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Collateral Ship shall be provided when required by the association.
6.13	Insurance documents
The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.
6.14	Letters of undertaking
Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.
6.15	Insurance Notices and Loss Payable Clauses
The interest of the Security Agent as assignee of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Collateral Ship and its Insurances signed by the Guarantor and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent if it is itself an assured).
6.16	Insurance correspondence
If so required by the Agent, the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Insurances as soon as they are available.
6.17	Qualifications and exclusions
All requirements applicable to the Insurances shall be complied with and the Insurances shall only be subject to approved exclusions or qualifications.
6.18	Independent report
If the Agent asks the Guarantor for a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Insurances then the Agent shall be provided promptly with such a report at no cost to the Agent or (if the Agent obtains such a report itself) the Guarantor shall reimburse the Agent for the cost of obtaining that report. The Guarantor shall not bear the cost of more than one such report per calendar year, unless there is an Event of Default.
6.19	Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Insurances shall be provided promptly (having regard to general market practice and law at the time).
6.20	Employment of Collateral Ship
The Collateral Ship shall only be employed or operated in conformity with the terms of the Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).
6.21	Declarations and returns
If any of the Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Collateral Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.
6.22	Application of recoveries
All sums paid under the Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.
6.23	Settlement of claims
Any claim under the Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.
6.24	Change in insurance requirements
If the Agent gives notice to the Guarantor to change the terms and requirements of this paragraph 6 (Insurance) (which the Agent may only do, in such manner as it reasonably considers appropriate, as a result of changes of circumstances or practice after the date of this Note Purchase Deed), this paragraph 6 (Insurance) shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received.
7.	Chartering undertakings
7.1	Undertaking to comply
Each Obligor who is a Party undertakes that this paragraph 7 (Charter Undertakings) will be complied with in relation to the Collateral Ship and its Charter Documents throughout the Mortgage Period except as approved by the Note Purchasers.

7.2	Variations
Except with approval, the Charter Documents shall not be materially varied.
7.3	Releases and waivers
Except with approval, there shall be no release by the Guarantor (and the Guarantor shall procure that there will be no release by the Charterer) of any obligation of any other person under the Charter Documents (including by way of novation or assignment), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach.
7.4	Termination of Charter
Except with approval, the Guarantor shall not (and it shall procure that the Charterer will not) terminate or rescind any Charter Document or withdraw the Collateral Ship from service under the Charter or take any similar action.
7.5	Charter performance
The Guarantor shall (and it shall procure that the Charterer will) perform its obligations under the Charter Documents and it shall (and it shall procure that the Charterer will) use its best endeavours to ensure that each other party to them performs its obligations under the Charter Documents.
7.6	Payment of Charter Earnings
All Earnings which the Guarantor or (as the case may be) the relevant Charterer is entitled to receive under the Charter Documents shall be paid in the manner required by the relevant Security Documents in relation to the Collateral Ship.
7.7	Notice of assignment
The Guarantor shall give notice of assignment of the Charter Documents to the other parties to them in the form specified by the Charter Assignment and:
(a)	subject to paragraph 7.7(b) below, shall ensure that the Agent receives a copy of that notice acknowledged by the relevant addressee; or
(b)
if such Charter Documents are freely assignable, the Guarantor shall (and it shall procure that the Charterer will) use commercially reasonable efforts to ensure that the Agent receives a copy of that notice acknowledged by the relevant addressee, in each case, in the form specified therein as soon as practically possible after the Charter Assignment has been executed.

8.	Bank accounts
8.1	Undertaking to comply
Each Obligor who is a Party undertakes that this paragraph 8 (Bank accounts) will be complied with throughout the term of the Notes except as approved by the Note Purchasers.
8.2	Operating Account
(a)	The Issuer and the Guarantor shall each be the holder of one Account with an Account Bank which is designated as the “Operating Account” for the purposes of the Finance Documents.
(b)
The Earnings of the Guarantor shall be paid by the persons from whom they are due to the Operating Account of the Guarantor and any dividends and capital returns payable by the Guarantor to the Issuer shall be paid to the Operating Account of the Issuer unless, in each case, required to be paid to the Security Agent under the relevant Finance Documents.

(c)	The Issuer shall not withdraw amounts standing to the credit of its Operating Account except as permitted by paragraph 8.2(e) below.
(d)	The Guarantor shall not withdraw amounts standing to the credit of its Operating Account except as permitted by paragraph 8.2(e) below.
(e)	If there is no continuing Event of Default, the Issuer may withdraw the following amounts from the relevant Operating Account for:
(i)
payments then due to Finance Parties under the Finance Documents (other than payments due in respect of a prepayment (unless it is a voluntary prepayment under clause 8.2(d) (Optional Redemption in Full) or 8.2(e) (Optional Redemption in Part)); and

(ii)	payments in the ordinary course of its business which are permitted (or not prohibited) by this Note Purchase Deed and/or the other Finance Documents.
(f)
If there is no continuing Event of Default, the Guarantor may withdraw any amounts from the relevant Operating Account for any purpose which is permitted (or not prohibited) by this Note Purchase Deed and the relevant Post-Delivery Finance Documents.

8.3	Other provisions
(a)	An Account may only be designated for the purposes described in this paragraph 8 (Bank accounts) if:

(i)
such designation is made in writing by the Agent and acknowledged by the relevant Account Holder(s) and specifies the name and address of the Account Bank and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the relevant Account Holder(s) in favour of the Security Agent (and any other Finance Party required by the Agent);
(iii)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and
(iv)
the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the relevant Account Security including documents and evidence of the type referred to in clause 7 (Conditions Precedent) in relation to the Account and the relevant Account Security.

(b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and an Account Bank.
(c)
If an Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

(d)
The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this paragraph 8 (Bank accounts) or waive any of its rights in relation to an Account except with approval.

(e)
The relevant Account Holder(s) shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may reasonably request concerning any Account.

(f)
Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Note Purchase Deed and it shall not (except with the approval of the Note Purchasers) exercise any right of combination, consolidation or setoff which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

9.	Business restrictions
9.1	Undertaking to comply
Except as otherwise approved the Note Purchasers, each Obligor who is a Party undertakes that this paragraph 9 (Business restrictions) will be complied with by and in respect of each person to which each relevant provision of this paragraph is expressed to apply throughout the term of the Notes.
9.2	General negative pledge
(a)	In this paragraph 9.2, Quasi-Security means an arrangement or transaction described in paragraph 9.3 (Financial indebtedness) below.
(b)	The Issuer shall not create or permit to subsist any Security Interest over any of its shares in the Guarantor.
(c)	(Without prejudice to paragraphs 9.3 (Financial indebtedness) and 9.7 (Disposals) below), the Issuer shall not:
(i)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(ii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(d)	Paragraphs 9.2(b) and 9.2(c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, those granted or expressed to be granted by any of the Security Documents;
9.3	Financial Indebtedness
The Issuer shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:
(a)	Financial Indebtedness incurred under the Finance Documents;
(b)	Financial Indebtedness incurred under the Family Trading Facility or any other shareholders’ loan, provided always that such Financial Indebtedness:

(i)	is not guaranteed by any Group Member (other than the Issuer) nor is it secured by means of a Security Interest over an asset of a Group Member (including a Fleet Vessel);
(ii)	is subject to a duly executed subordination agreement between the Finance Parties and the relevant creditor(s) in an agreed form;
(iii)	without prejudice to the generality of sub-paragraph (ii) above:
(A)	is fully subordinate in all respects to this Note Purchase Deed;
(B)
does not provide under its terms for any cash repayment or prepayment obligations of the relevant Group Member prior to the Final Maturity Date (other than the prepayment obligation/right set out in paragraph 9.12 (Family Trading Facility) below);

(C)	does not provide for the payment of interest in cash or preferred shares which provide for the payment of cash dividends, in each case prior to the Final Maturity Date; and
(D)
does not provide for its conversion into preferred shares of the Issuer or of any other Group Member on terms which provide for such preferred shares paying a cash dividend to their holders, in each case prior to the Final Maturity Date;

(iv)	Financial Indebtedness permitted under paragraph 9.4 (Guarantees) below; and
(v)	Financial Indebtedness permitted under paragraph 9.5 (Loans and credit) below.
9.4	Guarantees
The Guarantor shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone other than in the normal course of chartering the Collateral Ship. The Issuer shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone other than in the normal course of its business and/or in relation to financing obtained by a Group Member in connection with its Fleet Vessel.
9.5	Loans and credit
The Issuer shall not be a creditor in respect of Financial Indebtedness other than in respect of trade credit on normal commercial terms in the ordinary course of its trading activities.
9.6	Bank accounts, operating leases and other financial transactions

The Guarantor shall not:
(a)
maintain any current or deposit account with a bank or financial institution except for the relevant Operating Account and the deposit of money, operation of current accounts and the conduct of electronic banking operations through the relevant Operating Account;

(b)	hold cash in any account (other than the relevant Operating Account) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists;
(c)	enter into any obligations under operating leases relating to assets; or
(d)	be party to any transaction, whether on or off balance sheet, that is not expressly permitted under this Note Purchase Deed.
9.7	Disposals
The Guarantor shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset.
9.8	Contracts and arrangements with Affiliates
The Issuer shall not be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm’s length basis or has been disclosed in writing to the Agent prior to the date of this Note Purchase Deed or any cash payment due under such arrangement or contract is payable after Final Maturity Date.
9.9	Acquisitions and investments
The Guarantor shall not acquire any person, business, assets or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:
(a)	the incurrence of liabilities in the ordinary course of its business; and
(b)	pursuant to any Finance Document.
9.10	Reduction of capital
The Issuer shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.
9.11	Increase in capital

The Guarantor shall not issue shares or other equity interests to anyone who is not the Issuer.
9.12	Family Trading Facility
Each time that the Issuer, after the date of this Note Purchase Deed, raises equity capital from its shareholders (other than through the conversion of debt to common or preferred shares of the Issuer, provided any such preferred shares do not provide for the payment of cash dividends prior to the Final Maturity Date) or otherwise, it shall make a prepayment of the amounts outstanding under the Family Trading Facility at the time (including for the avoidance of doubt, principal, interest and fees) in an aggregate amount in dollars equal to the lesser of (i) the aggregate of the amounts outstanding at the time under the Family Trading Facility and (ii) 25 per cent of the equity capital so raised. Furthermore, the Issuer may, at its sole discretion, further reduce the amount outstanding under the Family Trading Facility at the time by making a prepayment thereunder of an additional amount in dollars equal to 25 per cent of the equity capital so raised.
9.13	Capital Expenditures
The Issuer shall (or shall procure that its subsidiaries will) have committed financing instruments in place, readily available and unutilised to cover any capital expenditures of the Group incurred pursuant to contracts entered into after the date of this Note Purchase Deed but due for payment (to the extent due) prior to Final Maturity Date. For the avoidance of doubt:
(a)
any cash at hand of the Group accumulated over time in the ordinary course of business shall be excluded from any assessment to be made as regards the existence or not of committed financing instruments; and

(b)	an increase in the amount available under the Family Trading Facility shall be deemed to satisfy the requirement of having committed financing instruments in place.
9.14	Distributions and other payments
Neither the Issuer nor the Guarantor shall:
(a)
declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind (other than in the form of common or preferred shares of the Issuer, provided any such common or preferred shares do not provide for the payment of cash dividends prior to Final Maturity Date)) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue, provided however that the Issuer shall be entitled to declare, but not to pay to its shareholders, a cash dividend for the Financial Year ending on 31 December 2019;

(b)	repay or distribute any dividend or share premium reserve;
(c)	pay any management, advisory or other fee to or to the order of any its shareholders, unless such fee has been disclosed in writing to the Agent prior to the date of this Note Purchase Deed;
(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or
(e)
make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, other than in accordance with paragraph 9.3(a) (Financial Indebtedness), to any other person.

Schedule 5
Form of Deed of Accession
THIS NOTE PURCHASE DEED OF ACCESSION is made on the [•] day of [•]
BETWEEN
(1)	[(a) [●] (the New Note Purchaser);;
(a New Finance Party); and]
(2)
[•], in its capacity as the Registrar (the Registrar) under the Note Purchase Deed (the Note Purchase Deed) dated 21 March 2019 and entered into between, inter alios, Top Ships Inc. as the Issuer and the Registrar.

IT IS HEREBY AGREED AS FOLLOWS:
This is a Deed of Accession.
Terms defined in the Note Purchase Deed shall bear the same meaning herein.
For the purposes of this Note Purchase Deed of Accession, the Note Transferor is: [●] and the Note Transferee is: [●].
Reference is made to clauses 19.1 (Voluntary Transfers by Note Purchasers) and 19.2 (Transfer Procedure) of the Note Purchase Deed:
(f)
The Note Transferor and the Note Transferee agree to the Note Transferor transferring to the Note Transferee by novation all or part of the Note Transferor’s Commitment, rights and obligations referred to in the Schedule hereto in accordance with 19.1 (Voluntary Transfers by Note Purchasers) of the Note Purchase Deed.

(g)	The proposed date for the novation to take effect is: [●].
In consideration of [the/each] New Finance Party being accepted as a Note Purchaser to the Note Purchase Deed, [the/each] New Finance Party agrees to be bound by all of the provisions of (i) the Note Purchase Deed, as a Note Purchaser thereunder and (ii) the Master Definitions and Framework Deed, as if it had been an original party thereto. [The New Note Purchaser hereby confirms it is [not] a Conduit Purchaser.]
Notice details for [the/each] New Finance Party for the purposes of clause 23 (Notices) are set forth on the schedule attached hereto.
This Note Purchase Deed of Accession and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

IN WITNESS WHEREOF this Note Purchase Deed of Accession has been executed and delivered by the parties hereto as a deed on the date above mentioned.
EXECUTED AS A DEED by	)
)
[appropriate execution clause for the	)
Note Transferor] in the presence of:

Witness:
Name:
Address:

EXECUTED AS A DEED by	)
)
[appropriate execution clause for [the	)
/ each] New Finance Party] in the presence of:	)

SIGNED as a Deed on behalf of	)
[●]	)
as the Registrar acting by its	)
Authorized signatory under its authority	)
in the presence of	)

Witness:
Name:
Address:

Schedule to Deed of Accession
[details of rights and obligations being transferred]
NOTICE DETAILS
[details to be inserted]

APPENDIX A
Form of Notice of Transfer
To: [●] as Registrar
[Date] Dear Sirs,
Re: TOP SHIPS INC. – Note Purchase Deed dated 21 March 2019
[We hereby give notice to you that pursuant to and subject to the terms of a Deed of Accession dated [●], the whole of the Principal Balance of the Note registered in the Register in the name of [●] (the Note Transferor) is to be transferred to [●] (the Note Transferee) and request that you:

(a)	[cancel such Note Certificate representing such Note; and
(b)
issue a new Note Certificate to the Note Transferee in an amount equal to the Principal Balance of such cancelled Note Certificate and] record such transfer [and issue] on the Register (on the date of execution by you of the Deed of Accession)]

or
[We hereby give notice to you that pursuant to and subject to the terms of a Deed of Accession dated [●], [US$][●] of the Principal Balance(the Transferred Amount) of the Note registered in the Register in the name of [●] (the Note Transferor) is to be transferred to [●] (the Note Transferee) and request that you:
(a)	record the new and reduced Principal Balance on the Register; [and
(b)	issue a new Note Certificate to the Note Transferee in an amount equal to the Transferred Amount and record such issue on the Register (on the date of execution by you of the Deed of Accession); ]and
(c)	record such transfer of part of the Principal Balance equal to the Transferred Amount on the Register (on the date of execution by you of the Deed of Accession).
The Note Transferor hereby confirms that it is duly authorised to make this transfer, and the Note Transferee hereby confirms that it is duly authorised to become such transferee of such Notes.
We hereby request you to register the transfer of such Notes in the Register upon execution by you of the Deed of Accession.
Terms used herein shall have the same meaning as in the Note Purchase Deed.
This Note Purchase Deed of Accession and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Please acknowledge receipt of the present letter and confirm that registration of the transfer described herein has been made in the Register by notifying the Note Transferor and the Note Transferee at the addresses specified below.
Yours faithfully
___________________________________________
[name, address and signature of the Note Transferor]

___________________________________________
 [name, address and signature of the Note Transferee]

APPENDIX B
Form of Acknowledgement and Confirmation of Transfer
To:    [name and address of transferor]
            [name and address of transferee]
[Date]
Dear Sirs,
Re: TOP SHIPS INC – Note Purchase Deed dated 21 March 2019
We hereby acknowledge receipt of your letter dated [●] and confirm that the transfer of the Note referred to therein has been entered in the Register, so that [[●] is at the date hereof the registered holder of a new Note in an amount equal to the Principal Balance of the Note formerly held by the Note Transferor] or [[●] is at the date hereof the registered holder of a new Note in an amount equal to the Transferred Amount (as defined in the letter referred to above].
Terms used herein shall have the same meaning as used in the Note Purchase Deed.
Please find attached hereto a copy of the Register at the present date evidencing the transfer.
Yours faithfully
[●] as Registrar

Schedule 6
Form of Compliance Certificate
To:    Amsterdam Trade Bank N.V. as Agent
From:  TOP SHIPS INC. as Issuer
Dated:  [•]
Dear Sirs
$10,500,000 Note issued pursuant to the
Note Purchase Deed dated 21 March 2019 (the Note Purchase Deed)
1
We refer to the Note Purchase Deed. This is a Compliance Certificate. Terms defined in the Note Purchase Deed have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that:
(a)
Leverage: the ratio of Total Net Debt to Fleet Market Value in respect of the Group was [•]:1.00, calculated as shown in [Appendix A] versus a maximum required ratio of 0.75:1.00 [attach relevant evidence]; and

(b)
Minimum liquidity: the Group’s Cash and Cash Equivalents were [•] calculated as shown in [Appendix B] versus a minimum required aggregate amount of (i) $750,000 per Fleet Vessel and (ii) $500,000 per Chartered Vessel [attach relevant evidence].

3	[We confirm that no Default is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]
Signed by:

………………………………………….
TOP SHIPS INC.

Schedule 7
Form of Note Certificate
Note Certificate
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE NOTE NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTE UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS; OR (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT OR REGULATIONS S OF THE 1933 ACT.
Serial Number: [ ]
Note Certificate
representing
up to US$ 10,500,000 Notes due 31 March 2020
issued by
TOP SHIPS INC.
(Incorporated as a company with limited liability in the Republic of the Marshall Islands and registered under number 3571) (the Issuer)
1	Note Certificate
This is a Note Certificate issued pursuant to and subject to the Note Purchase Deed entered into on 21 March 2019 (the Note Purchase Deed) between, among others, Top Ships Inc. and Amsterdam Trade Bank N.V. as Security Agent.
This Note Certificate is in respect of a duly authorised issue of a Note, designated as specified in the title of this Note Certificate (the Certificated Note) and constituted by the Note Purchase Deed.
2	Interpretation
Terms and expressions defined in (including by incorporation by reference) the Note Purchase Deed shall bear the same meanings when used in this Note Certificate.

3	Certificate of Entitlement of Registered Note Purchaser
This is to certify that Amsterdam Trade Bank N.V. is the person registered in the register maintained by the Registrar in relation to the Note (the Register) as the duly registered Note Purchaser of a Note, the outstanding principal amount (the Principal Balance) of which is as set out in the Register. This Note Certificate is evidence of entitlement only and is not a document of title. Entitlements are determined by the Registrar by reference to the Register and only the relevant Note Purchaser is entitled to payment in respect of the Certificated Note.
4	Security and Guarantee
The payment obligations of the Issuer under this Certificated Note are secured in favour of Amsterdam Trade Bank N.V. (the Security Agent) pursuant to the Collateral Documents and guaranteed by Astarte International Inc. pursuant to clause 14 (Guarantee and Indemnity) of the Note Purchase Deed.
5	Non-petition
The payment of all amounts expressed to be payable by the Issuer under and in respect of this Certificated Note is subject to certain limitations set out in the Transaction Documents. Each Note Purchaser shall be deemed to have notice of and be bound by all such limitations.
In particular, but without limitation, only the Security Agent may pursue the remedies available under the general law or under the Deed of Charge or any other Transaction Document to enforce Security and no Note Purchaser shall be entitled to begin any insolvency proceedings directly against the Issuer to enforce Security.
6	Transfer of interests in the Certified Note
Title to the Certificated Note passes only on due registration in the Register maintained by the Registrar and only the duly registered Note Purchaser or if more than one person is so registered, the first-named of such persons is entitled to payment in respect of the Certificated Note.
7	Taxes
All payments in respect of this Certificated Note will be made without withholding or deduction for or on account of any present or future taxes, duties or charges of whatsoever nature unless the Issuer is required by the law of the jurisdiction of the tax residency of the Issuer to make any payment in respect of the Certificated Note subject to any withholding or deduction for or on account of any such taxes, duties or charges. In that event, the Issuer shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted. The Issuer will not be obliged to make any additional payments to the Note Purchasers in respect of such withholding or deduction except as expressly provided in the Note Purchase Deed.
8	Governing Law
This Note Certificate and any non-contractual obligations arising out of or in connection with it is governed by, and shall be construed in accordance with, English law.
IN WITNESS WHEREOF the Issuer has caused this Note Certificate to be signed manually or in facsimile by a person duly authorised on its behalf.
Executed by:	TOP SHIPS INC.

acting by:

By:
Name:
Director:

Authenticated by:	AMSTERDAM TRADE BANK N.V.

acting by:
By:
Name:

Schedule 8
Definitions and Interpretation
1	Definitions
In this Note Purchase Deed and (unless otherwise defined in the relevant Finance Documents, the other Finance Documents):
1933 Act has the meaning given to it in clause 5.3(a).
Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with paragraph 8 (Bank accounts) of Schedule 4 (Covenants of the Obligors).
Account Holder means, in relation to any Account, each Obligor in whose name that Account is held.
Account Security means, in relation to an Account, a first priority (or, in the case of an Account of the Guarantor, second priority) deed or other instrument executed by the relevant Account Holder(s) in favour of the Security Agent in an agreed form conferring a Security Interest over that Account.
Accounting Reference Date means 31 December or such other date as may be approved by the Note Purchasers.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Agent includes any person who may be appointed as such under the Finance Documents.
Annual Financial Statements has the meaning given to it in paragraph 1.2 (Definitions) of Schedule 4 (Covenants of the Obligors).
Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.
Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.
Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.
Basel II Regulation means:
(a)
any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.
Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation in force as at the date hereof (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulation reenacts a Basel II Regulation and excluding any such law or regulation which implements Reformed Basel III.
Break Costs means the amount (if any) by which:
(a)
the interest (excluding the Margin) which a Note Purchaser should have received for the period from the date of receipt of all or any part the Note to the last day of the current Interest Period in respect of that, had the relevant principal amount received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount which that Note Purchaser would be able to obtain by placing an amount equal to the relevant principal amount received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

Builder means, in relation to the vessels set out in Schedule 9 (Ship Information), the person specified as such in Schedule 9 (Ship Information).
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam and New York.
Cash and Cash Equivalents has the meaning given to it in paragraph 2.1 (Financial definitions) of Schedule 4 (Covenants of the Obligors).

Certificated Note means a Note represented by a Note Certificate.
Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.
Charter means the charter commitment for the Collateral Ship details of which are provided in Schedule 9 (Ship Information).
Charter means the charter commitment for the Collateral Ship details of which are provided in Schedule 9 (Ship Information).
Charter Assignment means a second priority assignment by the Guarantor of its interest in the Charter Documents in favour of the Security Agent in the agreed form.
Charter Documents means the Charter, any documents supplementing it and any guarantee or security given by any person to the Guarantor for the Charterer’s obligations under it.
Chartered Vessel has the meaning given to it in paragraph 2.1 (Financial definitions) of Schedule 4 (Covenants of the Obligors).
Charterer means the entity details of which are provided in Schedule 9 (Ship Information) as charterer of the Collateral Ship.
Classification means the classification specified in respect of the Collateral Ship in Schedule 9 (Ship Information) or another classification approved by the Note Purchasers as its Classification Society, at the request of the Guarantor.
Classification Society means the classification society specified in respect of the Collateral Ship in Schedule 9 (Ship Information) or another classification society approved by the Note Purchasers as its Classification Society, at the request of the Guarantor.
Closing Date means the date specified as such in the Note Issue Notice or such other date agreed by the Issuer and Amsterdam Trade Bank N.V.
Code means the US Internal Revenue Code of 1986.
Coercive Practices has the meaning given to it in paragraph 3.6(c) of Schedule 4 (Covenants of the Obligors).
Collateral Documents means, together the Mortgage, the General Assignment, the Account Security by the Guarantor, the Charter Assignment, the Share Security and the Manager’s Undertaking.
Collateral Ship means the vessel described as such Schedule 9 (Ship Information) and owned by the Guarantor.

Collusive Practices has the meaning given to it in paragraph 3.6(c) of Schedule 4 (Covenants of the Obligors).
Compensating Sum has the meaning given to it in clause 9.4(b).
Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) or otherwise approved.
Confidential Information means all information relating to an Obligor (other than the Charterer), the Group, the Finance Documents or the Notes of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Notes from either:
(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)   information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 0 (Confidential Information); or
(B)	is identified in writing or orally if given orally at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and (ii)any Funding Rate.

Constitutional Documents means, in respect of an Obligor (other than the Charterer), such Obligor’s articles of incorporation, bye-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to clause 7 (Conditions Precedent).

Corrupt Practices has the meaning given to it in paragraph 3.6(c) of Schedule 4 (Covenants of the Obligors).
CRD IV means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.
Day Count Convention means the actual number of days elapsed divided by 360 or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.
Deed of Accession means the a deed of accession substantially in the form as set out in Schedule 5 (Form of Deed of Accession).
Default means an Event of Default or any event or circumstance specified in the definition Event of Default which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed by the Security Agent under the terms of the Finance Documents.
Determination Date means the date which is 10 Business Days following the immediately preceding Interest Payment Date.
Discharged Rights and Obligations has the meaning given to it in clause 19.2(b).
Dispute has the meaning given to it in clause 28.1 (Jurisdiction of English courts).
Disruption Event means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Notes (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Earnings means:
(a)
in relation to the Issuer, all money at any time payable to the Issuer for or in relation to its operation or otherwise including dividends or damages for breach and payments for termination or variation of any contractual commitment or otherwise; and

(b)
in relation to the Collateral Ship and a person, all money at any time payable to that person for or in relation to the use or operation of the Collateral Ship, including freight, hire and passage moneys, money payable to that person for the provision of services by or from the Collateral Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

Eco California Ship means the vessel described as such Schedule 9 (Ship Information).
Eco Marina Del Ray Ship means the vessel described as such Schedule 9 (Ship Information).
Environmental Claim means:
(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or
(b)	any claim made by any other person relating to a Spill.
Environmental Incident means any Spill from any vessel in circumstances where:
(a)
any Fleet Vessel or its owner, operator or manager is liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Note Purchase Deed); and/or

(b)	any Fleet Vessel is arrested or attached in connection with any such Environmental Claim.
Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.
Event of Default means each of the events or circumstances set out below:

(a)	Non payment: an Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(i)	its failure to pay is caused by administrative or technical error or by a Disruption Event; and
(ii)	payment is made within three (3) Business Days of its due date.
(b)	Financial covenants: the Obligors do not comply with paragraph 2 of Schedule 4 (Covenants of the Obligors).
(c)	Other obligations:
(i)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in paragraphs (a) and (b) above, and the other provisions of this definition “Event of Default”).
(ii)
No Event of Default under paragraph (i) above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within five Business Days of the earlier of (A) the Agent giving notice to the Issuer and (B) the Issuer or any other Obligor becoming aware of the failure to comply.

(d)
Misrepresentation: any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(e)	Cross default:
(i)	Any Financial Indebtedness of any Obligor (other than the Charterer) is not paid when due nor within any originally applicable grace period.
(ii)
Any Financial Indebtedness of any Obligor (other than the Charterer) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(iii)	Any commitment for any Financial Indebtedness of any Obligor (other than the Charterer) is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).
(iv)	The counterparty to a Treasury Transaction entered into by the Issuer becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

(v)
An Event of Default will only occur under this paragraph (e) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within this paragraph (e) is more than $5,000,000 (or its equivalent in any other currency).

(vi)
Any creditor of any Obligor (other than the Charterer) becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(f)	Insolvency:
(i)	An Obligor:
(A)	is unable or admits inability to pay its debts as they fall due;
(B)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(C)	suspends without the consent of the affected creditor(s) or threatens to suspend making payments on any of its debts; or
(D)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling all or substantially all of its Financial Indebtedness.

(ii)	The value of the assets of any Obligor (other than the Charterer) is less than its Total Debt.
(iii)	A moratorium is declared in respect of any indebtedness of any Obligor exceeding $1,500,000 (or its equivalent in any other currency) in aggregate.
(g)	Insolvency proceedings:
(i)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(A)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(B)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(C)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets); or

(D)	enforcement of any Security Interest over any assets of any Obligor (having in the case of the Issuer a value in excess of $1,500,000 (or its equivalent in any other currency) in aggregate), or any analogous procedure or step is taken in any jurisdiction.
(ii)
Paragraph (i) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within seven days of commencement or, if earlier, the date on which it is advertised.

(h)	Creditors’ process:
(i)
Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Obligor (other than the Charterer) (having in the case of the Issuer a value in excess of $1,500,000 (or its equivalent in any other currency) in aggregate) and is not discharged within seven days.

(ii)	Any judgment or order is made against any Obligor (other than the Charterer) or any other Group Member and is not stayed or complied with within fifteen days.
(i)	Unlawfulness and invalidity:
(i)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.
(ii)
Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Note Purchasers under the Finance Documents.

(iii)
Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(iv)
Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

(j)
Cessation of business: any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business unless, in the case of the manager of the Collateral Ship from time to time, such manager is substituted by another manager approved in accordance with paragraph 4.9 (Manager) of Schedule 4 (Covenants of the Obligors).

(k)	Ownership of the Guarantor: the Guarantor is not or ceases to be a wholly-owed direct Subsidiary of the Issuer.
(l)
Expropriation: the authority or ability of any Obligor or any other Group Member to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any other Group Member or any assets of any Obligor or any other Group Member unless, in the case of the manager of the Collateral Ship from time to time, such manager is substituted by another manager approved in accordance with paragraph 4.9 (Manager) of Schedule 4 (Covenants of the Obligors).

(m)
Repudiation and rescission of the Finance Documents: an Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

(n)	Litigation: Either:
(i)	any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or
(ii)	any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to any Transaction Document or the transactions contemplated in the Transaction Documents or against any Obligor or any of its assets, rights or revenues which has or might have a Material Adverse Effect.
(o)	Material Adverse Effect: any event or circumstance (including any change of law) occurs which the Note Purchasers reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.
(p)	Security enforceable: any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

(q)	Political risk:
(i)
Either (1) any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or (2) there is a seizure of power in any such Relevant Jurisdiction by unconstitutional means and (in either such case) in the opinion of the Agent such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect.

(ii)	No Event of Default under paragraph (i) above will occur if:
(A)	in the opinion of the Agent it is practicable for action to be taken by the Issuer to prevent the relevant event or circumstance having a Material Adverse Effect; and
(B)	the Issuer takes such action to the Agent’s satisfaction within 14 days of notice from the Agent (specifying the relevant action to be taken) to do so.
(r)	Post-Delivery Event: a Post-Delivery Event occurs.
(s)	Sanctions:
(i)
Any of the Obligors or any Affiliate of any of them or any of their respective directors, officers, agents, employees or other persons acting on behalf of the foregoing, becomes a Restricted Person or becomes owned or controlled by, or acts directly or indirectly on behalf of, a Restricted Person or any of such persons becomes the owner or controller of a Restricted Person; or

(ii)
Any proceeds of the Loan are made available, directly or indirectly, to or for the benefit of a Restricted Person or otherwise is, directly or indirectly, applied in a manner or for a purpose prohibited by applicable Sanctions; or

(iii)
Any Obligor or any of their respective Affiliates or any of their respective directors, officers, agents, employees or other persons acting on behalf of the foregoing, is not in compliance with all applicable Sanctions.

(t)	Insurance:
(i)	The Insurances of the Collateral Ship are not placed and kept in force in the manner required by paragraph 6 (Insurance) of Schedule 4 (Covenants of the Obligors).
(ii)
Any insurer either: (A) cancels any such Insurances; or (B) (ii) disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person.

(u)
De-listing or suspension of trading: the shares of the Issuer are de-listed from, or suspended from trading (whether permanently or temporarily for a period of at least five (5) consecutive days) on the NASDAQ Stock Exchange.

(v)	Total Loss or sale: the Collateral Ship is sold or becomes a Total Loss.
Existing Loan Facility means the loan facility made to the Issuer as “Borrower” by Amsterdam Trade Bank N.V. as “Lender” in accordance with the terms set out in the facility agreement dated 28 January 2019.
Facility Office means:
(a)
in respect of a Note Purchaser, the office or offices notified by that Note Purchaser to the Agent in writing on or before the date it becomes a Note Purchaser (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Note Purchase Deed; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.
Family Trading Facility means the term loan agreement dated 23 December 2015 (as amended, supplemented and/or restated from time to time) made between the Issuer and Family Trading Inc. for an amount not less than $25,000,000.
FATCA means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Final Maturity Date means 31 March 2020 or such other date as agreed by the Issuer and Amsterdam Trade Bank N.V.

Finance Documents means the Notes, this Note Purchase Deed, the Security Documents, the Subordination Deed and any deed of accession supplemental to it and any other document designated as such by the Agent and the Issuer.
Finance Party means the Agent, the Security Agent, or a Note Purchaser.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any amount raised under any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under GAAP);
(f)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(h)
in respect of the Issuer only, any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under GAAP);

(i)
any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and
(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
Financial Statements has the meaning given to it in paragraph 1.2 (Definitions) of Schedule 4 (Covenants of the Obligors).
Financial Year means the annual accounting period of the Issuer ending on the Accounting Reference Date in each year.
Financing of Terrorism has the meaning given to it in paragraph 3.6(c) of Schedule 4 (Covenants of the Obligors).
Flag State means the country specified in respect of the Collateral Ship in Schedule 9 (Ship Information) or such other state or territory as may be approved by the Note Purchasers, at the request of the Guarantor, as being the “Flag State” of the Collateral Ship for the purposes of the Finance Documents.
Fleet Market Value has the meaning given to it in paragraph 2.1 (Financial definitions) of Schedule 4 (Covenants of the Obligors).
Fleet Vessel means the Collateral Ship, the vessels listed in Schedule 9 (Ship Information) and any other vessel owned by any Group Member.
Fraudulent Practices has the meaning given to it in paragraph 3.6(c) of Schedule 4 (Covenants of the Obligors).
Funding Rate means any individual rate notified by a Note Purchaser to the Agent pursuant to clause 8.1(f)(iii) (Cost of funds).
GAAP means general accounting principles and standards as applying in the United States of America from time to time.
General Assignment means a second priority assignment of, and/or (as the case may be) a second priority deed of covenant in relation to the Insurances, Earnings of the Collateral Ship and Requisition Compensation by the Guarantor in favour of the Security Agent in the agreed form.
Group means the Issuer and its Subsidiaries for the time being and, for the purposes of paragraphs 1.3 (Financial statements) and 2 (Financial covenants) of Schedule 4 (Covenants of the Obligors), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.
Guarantor means Astarte International Inc., a company incorporated under the laws of the Republic of the Marshall Islands, registered number 89977, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH9696.
Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.
Increased Costs has the meaning given to it in clause 10.1(b).
Indemnified Person means:
(a)	each Finance Party, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;
(b)	each Affiliate of those persons; and
(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.
Indemnity Sum has the meaning given to it in clause 9.4(b).
Information Package has the meaning given to it in paragraph 1.7(e) of Schedule 3 (Representations and Warranties of the Obligors).
Insolvency Event in relation to any entity means that the entity:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Insurances means:
(a)	all policies and contracts of insurance; and
(b)	all entries in a protection and indemnity or war risks or other mutual insurance association, in the name of the Guarantor or the joint names of the Guarantor and any other person in respect of or in connection with the Collateral Ship and/or its Earnings and includes all benefits thereof (including the right to receive claims and to return of premiums).

Insurance Notice means a notice of assignment in the form scheduled to the General Assignment or in another approved form.
Interest Amount has the meaning given to it in clause 8.1(d)(ii).
Interest Payment Date means the last day of each Interest Period.
Interest Period means each period determined in accordance with clause 8.1(b) (Interest Periods).
Interest Rate has the meaning given to it in clause 8.1(c) (Interest Rate).
Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to any Note, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period, each as of 11:00 a.m. on the relevant Quotation Day.
Issuer means Top Ships Inc., a company incorporated under the laws of the Republic of the Marshall Islands, registered number 3571, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH9696.
Interbank Market means the London interbank market.
Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
JV Vessel has the meaning given to it in paragraph 2.1 (Financial definitions) of Schedule 4 (Covenants of the Obligors).
Joint Vessels has the meaning given to it in paragraph 2.1 (Financial definitions) of Schedule 4 (Covenants of the Obligors).
Legal Opinion means any legal opinion delivered to the Agent under clause 7.1(b)
Legal Reservations means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.
LIBOR means, in relation to any Note:
(a)	the applicable Screen Rate as of 11:00 a.m. on the relevant Quotation Day for a period equal in length to the Interest Period of that Note; or
(b)	as otherwise determined pursuant to clause 8.1(f)(i) (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
LMA means the Loan Market Association.
Loss Payable Clause means the provisions concerning payment of claims under the Collateral Ship’s Insurances in the form scheduled to the General Assignment or in another approved form.
Losses means any costs, expenses, payments, charges, losses, demands, liabilities, claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.
Major Casualty means any casualty to the Collateral Ship for which the total insurance claim, inclusive of any deductible, exceeds or is reasonably expected to exceed the Major Casualty Amount.
Major Casualty Amount means the amount specified as such against the name of the Collateral Ship in Schedule 9 (Ship Information) or the equivalent in any other currency.
Manager’s Undertaking means a second priority undertaking by any manager of the Collateral Ship to the Security Agent in the agreed form pursuant to paragraph 4.9 (Manager) of Schedule 4 (Covenants of the Obligors).
Margin means 6 per cent. per annum.
Material Adverse Effect means, in the reasonable opinion of the Note Purchasers, a material adverse effect on:

(a)	the business or financial condition of an Obligor; or
(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or
(c)
the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

Measurement Period has the meaning given to it in paragraph 2.1 (Financial definitions) of Schedule 4 (Covenants of the Obligors).
Money Laundering has the meaning given to it in paragraph 3.6(c) of Schedule 4 (Covenants of the Obligors).
Mortgage means a second preferred or (as the case may be) a second priority mortgage of the Collateral Ship in the agreed form by the Guarantor in favour of the Security Agent and/or the Finance Parties.
Mortgage Period means the period from the date the Mortgage is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.
Note means a note issued pursuant to and in accordance with the conditions of this Note Purchase Deed.
Note Acceleration Notice means the note acceleration notice given pursuant to clause 15.1(a).
Note Certificate means a note certificate in a form substantially similar to that set out in Schedule 7 (Form of Note Certificate).
Note Issue Notice means the note acceleration notice given pursuant to clause 4.1 (Note Issuance) and in a form substantially similar to that set out in Schedule 2 (Form of Note Issue Notice).
Note Purchaser means the entities set out in Schedule 1 (the Note Purchasers), together with any other person to whom a Note Purchaser assigns all or any portion of its Notes in accordance with clause 19 (Assignment and Transfers) of this Note Purchase Deed].
Note Transferee has the meaning given to it in clause 19.1 (Voluntary Transfers by Note Purchasers).
Note Transferor has the meaning given to it in clause 19.1 (Voluntary Transfers by Note Purchasers).
Obligors means the parties to the Finance Documents (other than the Finance Parties) and Obligor means any one of them.

Operating Account means any Account designated as an “Operating Account” under paragraph 8 (Bank accounts) of Schedule 4 (Covenants of the Obligors).
Original Jurisdiction means, in relation to an Original Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Note Purchase Deed or, in the case of any other Obligor, as at the date on which that Obligor becomes an Obligor.
Original Obligor means each party to this Note Purchase Deed and the Original Security Documents (other than a Finance Party).
Original Security Documents means:
(a)	the Share Security;
(b)	the Account Security in relation to each Operating Account;
(c)	the Mortgage;
(d)	the General Assignment;
(e)	the Charter Assignment; and
(f)	any Manager’s Undertaking if required under paragraph 4.9 (Manager) of Schedule 4 (Covenants of the Obligors).
Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this Note Purchase Deed.
Payment Mechanics means the Pre-Enforcement Payment Mechanics and the Post-Enforcement Payment Mechanics.
Permitted Maritime Lien means:
(a)	any ship repairer’s or outfitter’s possessory lien in respect of the Collateral Ship for an amount not exceeding the Major Casualty Amount;
(b)	any lien on the Collateral Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading;
(c)	any lien on the Collateral Ship for salvage or general average; and
(d)	any other lien on the Collateral Ship arising by operation of law for claims incurred in the ordinary course of the operation, repair or maintenance of the Collateral Ship and which are outstanding for not longer than thirty (30) days or for an aggregate amount not exceeding the Major Casualty Amount.
Permitted Security Interests means, in relation to, any Security Interest over the Collateral Ship which is:
(a)	granted by the Finance Documents; or
(b)	approved by the Note Purchasers; or
(c)	a Permitted Maritime Lien; or
(d)	granted by the Post-Delivery Facility Agreement and any Post-Delivery Finance Documents.
Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.
Post-Delivery Event means each one of the events described in clauses 7.1 (Illegality), 7.7 (Total Loss), 7.9 (Mandatory Cancellation) and 31 (Events of Default) of the Post-Delivery Facility Agreement.
Post-Delivery Facility Agreement means the facility agreement dated 5 September 2017 (as amended and/or supplemented from time to time) between (among others) the Guarantor as borrower, the financial institutions listed therein as lenders and Amsterdam Trade Bank N.V. as agent and security agent in respect of a loan of up to $23,500,000.
Post-Delivery Finance Documents has the meaning given to “Finance Documents” in the Post-Delivery Facility Agreement.
Post-Enforcement Payment Mechanics means the priority of payment set out in paragraph 2 (Post-Enforcement Payment Mechanics) of Schedule 10 (Payment Mechanics).
Pre-Enforcement Payment Mechanics means the payment mechanics set out in paragraph 1 (Pre-Enforcement Payment Mechanics) of Schedule 10 (Payment Mechanics).
Principal Balance means, with respect to any Note, the original principal amount of such Note, as such amount may be reduced from time to time by principal payments on such Note paid from distributions made pursuant to the Payment Mechanics; provided that if such Principal Balance shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Principal Balance shall be increased by the amount of such rescinded or returned distribution, as though it had not been received in respect of such Note.

Protected Party has the meaning given to it in clause 9.1 (Definitions).
Quasi-Security has the meaning given to it in paragraph 9.2 (General negative pledge) of Schedule 4 (Covenants of the Obligors).
Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice in the Interbank Market differs, in which case the Quotation Day shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).
Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.
Recipient has the meaning given to it in clause 9.6 (Value added tax).
Recoveries has the meaning given to it in paragraph 2 (Post-Enforcement Payment Mechanics) of Schedule 10 (Payment Mechanics).
Reformed Basel III means the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.
Reformed Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any other law or regulation which implements Reformed Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).
Register has the meaning given to it in clause 21.1(a).
Register Entry has the meaning given to it in clause 21.1(a)(i).
Registrar includes any person who may be appointed as such under the Finance Documents.
Registry means such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the Collateral Ship, the Guarantor’s title to the Collateral Ship and the Mortgage under the laws of its Flag State.
Regulation has the meaning given to it in paragraph 1.10 (Centre of main interests and establishments) of Schedule 3 (Representations and Warranties of the Obligors).
Regulation D has the meaning given to it in 5.3(a) (Representations by the Note Purchaser).
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
Relevant Beneficiary has the meaning given to it in 11.5(b) (Third Parties Act).
Relevant Documents has the meaning given to it in 7.1(a)(ii)(A).
Relevant Jurisdiction means, in relation to an Obligor:
(a)	its Original Jurisdiction;
(b)	any jurisdiction where any Charged Property owned by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
Repeating Representations means the representations set out in paragraphs 1.1 to 1.10 of Schedule 3 (Representations and Warranties of the Obligors).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Requisition Compensation means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Collateral Ship.
Restricted Person means a person that:
(a)	is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person) or otherwise a target of Sanctions;
(b)
is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of or, such country or territory which is, or whose government is, subject to Sanctions broadly prohibiting dealings with such government, country or territory;

(c)	is directly or indirectly owned by or controlled by a person referred to in (a) and/or (b) above; or
(d)	owns or controls a person referred to in (a) and/or (b) above.
Sanctions means any economic sanctions laws, sanctions regulations, embargoes or restrictive measures administered enacted or enforced by:

(a)	the United States of America;
(b)	the United Nations Security Council;
(c)	the United Kingdom;
(d)	the European Union or any of its member states;
(e)	any country to which any Obligor or any Affiliate of any of them is bound; or
(f)
the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State and Her Majesty’s Treasury (HMT) (each a Sanctions Authority and together Sanctions Authorities).

Sanctions List means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the “Consolidated List of Financial Sanctions Targets and Investment Ban List” issued by HMT, the “Consolidated Sanctions List” (including the “Sectoral Sanctions Identifications” list) both issued by OFAC, or any similar list issued or maintained or made public by any of the Sanctions Authorities.
Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate with the agreement of the Issuer and each Note Purchaser.
SEC has the meaning given to it in has the meaning given to it in 5.3(a) (Representations by the Note Purchaser).
Secured Liabilities means all indebtedness and obligations at any time of any Obligor to any Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance Parties) under, or related to, the Finance Documents.
Secured Obligations means all the Secured Liabilities and all other indebtedness and obligations at any time due, owing or incurred by each Obligor to any Finance Party under the Finance Documents.
Security Agent includes any person as may be appointed as such under the Finance Documents.

Security Documents means:
(a)	the Original Security Documents; and
(b)	any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Note Purchase Deed or any other Finance Document.
Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.
Security Property means:
(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Finance Parties and all proceeds of that Transaction Security;
(b)
all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Secured Liabilities to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Finance Parties; and

(c)
any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Finance Parties.

Semi-annual Financial Statements has the meaning given to it in paragraph 1.2 (Definitions) of Schedule 4 (Covenants of the Obligors).
Share Security means the document constituting a second Security Interest executed by the Issuer in favour of the Security Agent in the agreed form in respect of all of the shares in the Guarantor.
Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.
Subordination Deed means the subordination agreement between (inter alios) the Finance Parties and Family Trading Inc. dated 28 January 2019 and as amended from time to time.
Subject Party has the meaning given to it in clause 9.6(b).
Subsidiary of a person means any other person:
(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent, and a person is a “wholly-owned Subsidiary” of another person if it has no members except that other person and that other person’s wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.
Supplier has the meaning given to it in clause 9.6(b).
Tax or Taxes means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Tax Deduction has the meaning given to it in clause 9.1 (Definitions).
Third Party Claim has the meaning given to it in clause 11.5(b).
Third Parties Act has the meaning given to it in paragraph 4 below.
Total Debt has the meaning given to it in paragraph 2.1 (Financial definitions) of Schedule 4 (Covenants of the Obligors).
Total Loss means, in relation to the Collateral Ship, its:
(a)	actual, constructive, compromised or arranged total loss; or
(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)	hijacking, theft, condemnation, capture, seizure, arrest or detention for more than 90 days or in the case of piracy for more than 180 days.
Total Loss Date means:
(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the Collateral Ship was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the Collateral Ship is given to its insurers; or
(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Collateral Ship’s insurers;

(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)
in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened or in the case of piracy, the date falling 180 days after the date it happened.

Total Net Debt has the meaning given to it in has the meaning given to it in paragraph 2.1 (Financial definitions) of Schedule 4 (Covenants of the Obligors).
Transaction Document means:
(a)	each of the Finance Documents; and
(b)	each Charter Document.
Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.
Transferred Amount has the meaning given to it in clause 19.2(b).
Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.
US means the United States of America.
US Dollars means the lawful currency of the US.
US Tax Obligor means:
(a)	the Issuer if it is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
VAT means:
(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)	any other tax of a similar nature, imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
2	Construction

(a)	Unless a contrary indication appears, a reference in any of the Finance Documents to:
(i)
Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)
a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;
(iv)	a time of day is to London time;
(v)	any person includes its successors in title, permitted assignees or transferees;
(vi)	a document in agreed form means:
(A)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;
(B)
prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Issuer as the form in which that Finance Document is to be executed or another form approved at the request of the Issuer or, if not so agreed or approved, is in the form specified by the Agent;

(vii)	assets includes present and future properties, revenues and rights of every description;
(viii)
charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(ix)	control of an entity means:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(iii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; or
(B)
the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital);

and controlled shall be construed accordingly;
(x)
the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xi)
the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(xii)	a government entity means any government, state or agency of a state;
(xiii)
a guarantee means (other than in clause 14 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xiv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xv)	an obligation means any duty, obligation or liability of any kind;
(xvi)
something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xvii)	pay or repay in the Payment Mechanics includes by way of set-off, combination of accounts or otherwise;
(xviii)
a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xix)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, one with which a person habitually complies) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Note Purchaser, includes (without limitation) any Basel II Regulation or Basel III Regulation or any law or regulation which implements Reformed Basel III, in each case which is applicable to that Note Purchaser;

(xx)
right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxi)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxii)
(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(xxiii)	a provision of law is a reference to that provision as amended or re-enacted.

(b)
The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Note Purchase Deed.

(c)
Where in this Note Purchase Deed a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)	Section, clause and Schedule headings are for ease of reference only.
(e)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Note Purchase Deed.

(f)	A Default is continuing if it has not been remedied or waived.

3	Currency symboils and definitions $, USD and dollars denote the lawful currency of the United States of America.
4    Third party rights
(a)
Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Note Purchase Deed).
(c)
An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

5         Finance Documents
Where any other Finance Document provides that this paragraph 5 shall apply to that Finance Document, any other provision of this Note Purchase Deed which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.
6    Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Note Purchase Deed and, in the event of any conflict between any provision of this Note Purchase Deed and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Note Purchase Deed shall prevail.
7    Business Days
(a)
Interest Periods: If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)
In the event that any date for payment (including, without limitation, an Interest Payment Date) or calculation date (including, without limitation, a Determination Date) would otherwise be on a day which is not a Business Day, such date will instead be on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Schedule 9
Ship Information
Eco California Ship
Owner:	PCH77 SHIPPING COMPANY LIMITED
Builder:	Hyundai Mipo Dockyard Co., Ltd.
Hull Number:	8218
Scheduled Delivery Date:	31 January 2019
IMO Number:	9843780

Eco Marina Del Ray Ship
Owner:	PCH Dreaming Inc.
Builder:	Hyundai Mipo Dockyard Co., Ltd.
Hull Number:	8242
Scheduled Delivery Date:	13 March 2019
IMO Number:	9798349

Eco Bel Air Ship
Owner:	South California Inc.
Builder:	Hyundai Samho Heavy Industries Co., Ltd.
Hull Number:	S874
Scheduled Delivery Date:	5 April 2019
IMO Number:	9794056

Eco Beverly Hills Ship
Owner:	Malibu Warrior Inc.
Builder:	Hyundai Samho Heavy Industries Co., Ltd.
Hull Number:	S875
Scheduled Delivery Date:	2 May 2019
IMO Number:	9794068

Collateral Ship
Owner:	Astarte International Inc.
Name of Ship:	Eco Palm Desert
Flag State:	The Republic of the Marshall Islands
Charter description:
“SHELLTIME 4” time charter dated 28 September 2017 made between Central Tankers Chartering Inc. (CTC) as disponent owner and the Charterer, as time charterer as novated by CTC in favour of the Owner by means of a novation agreement dated 1 December 2018 made between the Owner, CTC and the Charterer

Charterer:	Shell Tankers Singapore Private Limited
Classification:
+100A1, Double Hull Oil and Chemical Tanker, Ship Type 2 and Ship Type 3, ESP, CSR, +LMC, UMS, *IWS, LI, SRM4, ECO (IHM, P), NAV1, IGS, ShipRight (CM, ACS(B)) with descriptive notes COW(LR), ETA, ShipRight (BWMP(S)), SERS, SCM, VECS)

Classification Society:	Lloyds Register of Shipping
Major Casualty Amount:	$500,000

Schedule 10
Payment Mechanics
1	Pre-Enforcement Payment Mechanics
Prior to the delivery of a Note Acceleration Notice, the Parties shall make payments in accordance with this paragraph 1.
(a)	Payments to the Agent
(i)
On each date on which an Obligor or a Note Purchaser is required to make a payment under a Finance Document, that Obligor or Note Purchaser shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(ii)
Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

(b)	Distributions by the Agent
Each payment received by the Agent under the Finance Documents for another Party shall, subject to paragraphs 1(c) (Distributions to an Obligor) and 1(d) (Clawback and pre-funding) below, be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Note Purchaser, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).
(c)	Distributions to an Obligor
The Agent may (with the consent of the Obligor or in accordance with clause 25.5 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
(d)	Clawback and pre-funding

(i)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(ii)
Unless paragraph (iii) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(iii)
If the Agent has notified the Note Purchasers that it is willing to make available amounts for the account of the Issuer before receiving funds from the Note Purchasers then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Note Purchaser in respect of a sum which it paid to the Issuer:

(A)	the Agent shall notify the Issuer of that Note Purchaser’s identity and the Issuer shall on demand refund it to the Agent; and
(B)
the Note Purchaser by whom those funds should have been made available or, if that Note Purchaser fails to do so, the Issuer, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Note Purchaser.

(e)	Partial Payments
(i)
If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(A)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent for their own account under those Finance Documents;
(B)	secondly, in or towards payment to the Note Purchasers pro rata of all other amounts due to them but unpaid under the Finance Documents; and

(C)	thirdly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(ii)	The Agent shall, if so directed by all the Note Purchasers and with prior written notice to the Obligors, vary the order set out in paragraphs (B) to (C) of paragraph (i) above.
(iii)	Paragraphs (i) and (ii) above will override any appropriation made by an Obligor.
(f)	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
(g)	Business Days
(i)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(ii)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.
(h)	Currency of account
(i)	Subject to paragraphs (i) and (ii) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(ii)	A repayment of all or part of a Note and each payment of interest shall be made in dollars on its due date.
(iii)
Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(iv)
All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

(i)	Change of currency
(i)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(A)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Issuer); and

(B)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(ii)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Issuer) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

(j)	Disruption to payment systems etc.
If either the Agent determines (acting reasonably) that a Disruption Event has occurred or the Agent is notified by the Issuer that a Disruption Event has occurred:
(i)
the Agent may, and shall if requested to do so by the Issuer, consult with the Issuer with a view to agreeing with the Issuer such changes to the operation or administration of the Notes as the Agent may deem necessary in the circumstances;

(ii)
the Agent shall not be obliged to consult with the Issuer in relation to any changes mentioned in paragraph (i) above if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(iii)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (i) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(iv)	any such changes agreed upon by the Agent and the Issuer shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the

 Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 25.1 (Amendments and Waivers);
(v)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this paragraph 1(j); and

(vi)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (iv) above.
2    Post-Enforcement Payment Mechanics
Following the delivery of a Note Acceleration Notice, all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of clause 16 (Application of Proceeds)), in the following order:
(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;
(b)
in discharging all costs and expenses incurred by any Finance Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Note Purchase Deed;

(c)	in payment or distribution to the Agent on its own behalf and on behalf of the other Finance Parties;
(d)
if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(e)	the balance, if any, in payment or distribution to the relevant Obligor.